Exhibit 99.1

MASTER AGREEMENT
By and Among
STRAND LIFE SCIENCES PRIVATE LIMITED
 and
STRAND GENOMICS, INC.
And
VENAXIS, INC.
JANUARY 26, 2016

i

SCHEDULES AND ANNEXES

SCHEDULES
Schedule	Description
2.4(b)	ESOP Option holders
2.4(c)	Options to Strand Genomics U.S. employees
2.5	Directors and Officers of Venaxis as of the First Closing
6.1	Required Consents and Filings

ANNEXES
Annex	Description

A	Biomark Investment Agreement
B	Biomark Share Sale Agreement
C	Forms of Employment Agreements with: • Stephen T. Lundy • Jeffrey G. McGonegal • Thiru Reddy • Vijay Chandru
D	Non-Resident Remaining Shareholders Investment Agreement
E	Non-Resident Remaining Shareholders Share Sale Agreement
F	Non-Resident Shareholders Share Sale Agreement
G	Non-resident Shareholders Investment Agreement
H	Resident Remaining Shareholders Investment Agreement
I	Resident Remaining Shareholders Share Sale Agreement
J	Series B1 Shareholders Investment Agreement
K	Series B1 Shareholders Share Sale Agreement
L-1	Form of Registration Rights Agreement (non-affiliates)
L-2	Form of Registration Rights Agreement (affiliates)
M	Form of Indemnification Agreement

MASTER AGREEMENT
This Master Agreement, as amended, modified or supplemented from time to time (this "Agreement"), is made and entered into as of January 26, 2016, by and between Strand Life Sciences Private Limited, an Indian private limited company ("Strand"), and Strand Genomics, Inc., a Delaware corporation and wholly owned subsidiary of Strand ("Strand Genomics"), on the one hand, and Venaxis, Inc., a Colorado corporation ("Venaxis") on the other hand.  Strand, Strand Genomics and Venaxis are each a "Party" to this Agreement and collectively the "Parties" to this Agreement; provided, however, that any provision of this Agreement that contemplates deliveries by, consents to, waivers of or similar provisions will mean and refer to Strand and Venaxis unless reference is made to Strand Genomics.
RECITALS
The Parties desire to enter into a series of agreements, documents and instruments in order to effect transactions such that, subject to the terms of this Agreement (a) Venaxis, by itself or through Venaxis Sub U.S., purchases from the Strand Shareholders the outstanding shares of Strand in exchange for an immediate investment by the Strand Shareholders in shares of common stock, no par value, of Venaxis, and (b) Venaxis Sub U.S., a wholly owned subsidiary of Venaxis, acquires substantially all of the assets of Strand Genomics pursuant to the Asset Purchase Agreement such that, after the consummation of all transactions contemplated by this Agreement, Venaxis shall be the direct or indirect parent of Strand and each of its Subsidiaries and the Strand Shareholders shall own the issued and outstanding shares of the Common Stock as set forth in Section 2.2 hereunder.
NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties to this Agreement, intending to be legally bound, hereby agree as follows:
AGREEMENT
ARTICLE 1
 DEFINITIONS; RULES OF CONSTRUCTION
Section 1.1     Definitions.  In addition to the other terms defined throughout this Agreement, the following terms shall have the following meanings when used in this Agreement.
"2016 Equity Incentive Plan" means the Venaxis, Inc. 2016 Equity Incentive Plan submitted to the Venaxis shareholders for approval at the Venaxis Shareholders' Meeting and pursuant to which the Venaxis Options shall be issued in replacement of the ESOP Options.
"Accounts Receivable" means all notes, debentures, trade accounts and billed or unbilled accounts receivable, in each case, to the extent owed to the either Venaxis or Strand as of the First Closing (whether or not then due), including deferred charges, rights of offset and credits and claims for refunds.

"Acquisition Inquiry" means an inquiry, indication of interest or request for nonpublic information (other than an inquiry, indication of interest or request for information made or submitted by Strand or Venaxis, as the case may be) that would reasonably be expected to lead to an Acquisition Proposal.
"Acquisition Proposal" means any offer or proposal (other than an offer or proposal made or submitted by Strand or Venaxis, as the case may be) contemplating or otherwise relating to any Acquisition Transaction.
"Acquisition Transaction" means any transaction or series of transactions, except the transactions contemplated in this Agreement, involving:
(a)            any merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which Strand or Venaxis, as the case may be or any material Subsidiary of Strand or Venaxis, as the case may be is a constituent corporation or is otherwise involved; (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding voting securities of Strand or Venaxis, as the case may be or any material Subsidiary of Strand or Venaxis, as the case may be; or (iii) in which Strand or Venaxis, as the case may be, or any of its material Subsidiaries issues securities representing more than 20% of the outstanding voting securities of Strand or Venaxis, as the case may be, or such material Subsidiary;
(b)            any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, consolidated net income or consolidated assets of Strand and its Subsidiaries or Venaxis and its Subsidiaries, as the case may be;
(c)            any investment in either Strand or Venaxis, as the case may be, after the Venaxis Proxy Statement is filed;
(d)            any transaction or series of transactions that would prevent or adversely impact the transactions contemplated by this Agreement or the Transaction Agreements; or
(e)            any liquidation or dissolution of Strand or any of its material Subsidiaries or Venaxis or any of its material Subsidiaries, as the case may be.
For purposes of this definition, a "material Subsidiary" shall mean any Subsidiary of the applicable Party that, together with all Subsidiaries of such Party on a consolidated basis, accounts for 20% or more of the consolidated net revenues, consolidated net income or consolidated assets of such Party and its Subsidiaries, taken together as a whole.
"Action" means any claim, charge, action, cause of action, suit, litigation, arbitration, mediation, investigation, opposition, interference, audit, assessment, hearing, review, complaint, demand or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought at law or in equity, or in court or before any Governmental Authority) that has been served, noticed, conducted, tried or heard.

"Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such specified Person.  For purposes of the foregoing, (a) a Person shall be deemed to control a specified Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such specified Person or (b) if such other Person is at such time a direct or indirect beneficial holder of at least 10% of any class of the Securities of such specified Person.
"Agreement" has the meaning set forth in the Preamble.
"Asset Purchase Agreement" means the Asset Purchase Agreement by and between Venaxis Sub U.S. and Strand Genomics.
"Books and Records" means all files, documents, instruments, papers, books, reports, records, drawings, tapes, microfilms, photographs, letters, budgets, ledgers, journals, title policies, supplier lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), internal and external correspondence (including electronic mail), corporate, financial, Tax, human resources and legal data and records and other documents relating to the operation of the Facilities (including correspondence with contractors, customers, suppliers, vendors and the like), and other similar materials that, in all such cases, are primarily related to its business.
"Business Day" means any day other than a Saturday or a Sunday or a weekday on which banks in either Denver, Colorado, U.S. or Bangalore, India are closed.
"Biomark" means Biomark Capital Fund IV, L.P.,  a limited partnership formed under the Laws of Delaware, USA.
"Biomark Investment Agreement" means that certain Investment Agreement by and between Biomark and Venaxis, the form of which is set forth as Annex A to this Agreement.
"Biomark Share Sale Agreement" means that certain Share Sale Agreement by and between Biomark, Biomark Mauritius Investment Company Limited and Venaxis, the form of which is set forth as Annex B to this Agreement.
"CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.
"Claims" means all Actions, judgments, demands, prepayments, refunds, rights of recovery, rights of setoff, rights of recoupment or rights of any nature that are held by or to the benefit either Party, as the context provided, and all rights to recover damages for the breach, infringement or misappropriation of any assets of either Party, as the case may be.
"Closing" means the First Closing or the Second Closing, as the case may be, as the context requires.

"Closing Date" means the First Closing Date or the Second Closing Date, as the context requires.
"Code" means the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
"Common Stock" means the common stock, no par value, of Venaxis.
"Contract" or "Contracts" means any and all contracts, agreements, open purchase orders, leases, subleases and licenses of either Strand or Venaxis, as the case may be.
"Contractual Obligation" means, with respect to any Person, any material contract, agreement, deed, mortgage, lease, sublease, license, sublicense, easement or other legally enforceable commitment, promise, undertaking, obligation, arrangement, instrument or understanding to which or by which such Person is a Party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.
"Debt" means, with respect to any Person, and without duplication, all Liabilities, including all obligations in respect of principal, accrued interest, penalties, fees and premiums, of such Person (a) for borrowed money (including amounts outstanding under overdraft facilities), (b) evidenced by notes, bonds, debentures or other similar Contractual Obligations, (c) in respect of "earn-out" obligations and other obligations for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (d) in respect of letters of credit and bankers' acceptances, (e) for Contractual Obligations relating to interest rate protection, swap agreements and collar agreements, and (f) in the nature of Guarantees of the obligations described in clauses (a) through (e) above of any other Person.
"D&O Insurance" has the meaning set forth in Section 5.12(a).
"D&O Run-Off Insurance" has the meaning set forth in Section 5.12(a).
"Drop Dead Date" has the meaning set forth in Section 7.1(b)(ii).
"Employee Benefit Plan" means, whether or not written, any plan, program, policy, arrangement or Contractual Obligation, whether covering a single individual or a group of individuals.
"Employment Agreements" means those amended and restated employment agreements between Venaxis and each of Stephen Lundy and Jeffrey McGonegal, and those amended and restated employment agreements between Strand and each of Vijay Chandru and Thiru Reddy, substantially in the forms set forth in Annex C to this Agreement.
"Encumbrance" means any charge, claim, community or other marital property interest, equitable or ownership interest, lien, license, option, pledge, security interest, mortgage, deed of trust, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or Equity Interest), transfer, receipt of income or exercise of any other attribute of ownership (other than, in the case of a security, any restriction on the transfer of such security arising solely under federal and state securities laws).

"Enforceable" means, with respect to any Contractual Obligation stated to be Enforceable by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation of such Person enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
"Environmental Claims" means any Action, Government Order, Encumbrance, fine, penalty, or, as to each, any settlement or judgment arising therefrom, alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Substances; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
"Environmental Laws" means any Legal Requirement relating to (a) Releases or threatened Releases of Hazardous Substances, (b) pollution or protection of public health or the environment or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.
"Environmental Liabilities" means any and all Liabilities and Losses, including the cost of any Remedial Action (a) of or relating to the Real Property of either Strand or Venaxis, or any of its current or former properties or facilities (whether owned, leased or operated), and (b) which arise out of or relate to (i) Releases of any Hazardous Substances, (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substances or (iii) the violation of or Liability under any Environmental Law or Environmental Permit.
"Environmental Permits" means all Permits required under Environmental Laws to own, lease or operate the Real Property and the facilities of, and to carry on its business.
"Equity Interest" means, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other Contractual Obligation that would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including stock appreciation, phantom stock or phantom unit, profit participation or other similar rights).
"ERISA" means the U.S. Employee Retirement Income Security Act of 1974.

"ERISA Affiliate" means any Person that is or at any relevant time could have been considered a single employer or is a member of a "controlled group of corporations," under "common control" or an "affiliated service group" with Strand within the meaning of Section 414(o) of the Code or is under "common control" with Strand within the meaning of Section 4001(a)(14) of ERISA.
"ESOP Options" means the stock options granted to directors and employees of Strand under the Strand Employees Stock Ownership Plans aggregating to 1,422,148 stock options.
"ESOP Shares" means share of Strand held by the Strand Employees Welfare Trust aggregating to 1,447,332 shares.
 "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
"First Closing" means the date on which the transactions contemplated by and under the Transaction Agreements other than the Second Closing Agreements are consummated.
"First Closing Date" means the date on which the First Closing actually occurs.
"Forecast" has the meaning set forth in Section 5.13.
"GAAP" means Indian GAAP or U.S. GAAP, as applicable.
"Governmental Authority" means any United States or India federal, state or local or any foreign government; or political subdivision thereof; or any multinational organization or authority; or any other authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or Taxing Authority or power.
"Government Order" means any order, writ, judgment, injunction, decree, treaty, stipulation, ruling, decision, verdict, determination or award made, issued or entered by or with any Governmental Authority.
"Guarantee" means, with respect to any Person, (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Debt or other Liability of any other Person, or (b) any other arrangement whereby credit is extended to any obligor (other than such Person) on the basis of any promise or undertaking of such Person to (i) pay the Debt or other Liability of such obligor, (ii) purchase any obligation owed by such obligor, (iii) purchase or lease assets under circumstances that are designed to enable such obligor to discharge one or more of its obligations or (iv) maintain the capital, working capital, solvency or general financial condition of such obligor.
"Hazardous Substance" means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous or toxic material, substance or waste, or any material, substance or waste having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, and any material, substance or waste defined in or regulated under any Environmental Law.

"Improper Payments" has the meaning set forth in Section 3.27.
"Indian GAAP" means accounting principles generally accepted in the India, consistently applied.
"Indemnified Person" has the meaning set forth in Section 5.12(c).
"Intellectual Property Agreements" means contracts, agreements or other instruments that transfer, sell, assign or acquire, license or assume any Intellectual Property of the applicable Party; provided, however, that the term shall not include (a) off-the-shelf, shrink wrap, open source or similar licenses acquired by the applicable Party upon purchase of software, databases or other products or (b) software licenses or rights transferred or acquired by the applicable Party to or from customers, distributors, suppliers or others in the Ordinary Course of Business.
"Intellectual Property" means intellectual property owned or licensed including but not limited to all registered and unregistered trademarks, assumed fictional business names, service marks, service names, brands, trade dress, logos, trade names, patents, copyrights, mark work rights, confidential information, and internet domain names, together with all applications and registrations related to the foregoing,; and all know-how, trade secrets, rights of privacy and publicity, moral rights, confidential information or proprietary information, proprietary processes (including without limitation, business processes), customer lists, pricing data, software (including all owned software) and all third party software licenses (including for the avoidance of any doubt, any licenses with respect to the air handling unit selection tool), technical information, data, databases (including but not limited to customer data, sales data etc.), process technology, plans, formulae, algorithms, models, drawings and blue prints any and all registrations, applications, recordings, licenses, common-law rights, statutory rights, and contractual rights relating to any of the foregoing.
"Intellectual Property Rights" means all rights, title, and interests in and to all proprietary rights of every kind and nature however denominated, throughout the world primarily used in its business the Intellectual Property and all Actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto.
"Investment Agreements" means collectively, the Biomark Investment Agreement, the Non-Resident Shareholders Investment Agreement, the Non-Resident Remaining Shareholders Investment Agreement, the Resident Remaining Shareholders Investment Agreement and the Series B1 Shareholders Investment Agreement.
"IRS" means the Internal Revenue Service.
"Knowledge" means, in the case of Strand, the actual knowledge (after due inquiry) of Thiru Reddy, in the case of Venaxis, the actual knowledge (after due inquiry) of Stephen Lundy and/or Jeff McGonegal.
"Law" means any applicable federal, state, local or foreign statute, law, treaty, ordinance, regulation, rule, code, order or rule of common law.

"Leased Real Property" has the meaning set forth in Section 3.12(b).
"Leases" has the meaning set forth in Section 3.12(b).
"Legal Requirement" means any United States or India federal, state or local law (including common law) or foreign law, statute, ordinance, rule, regulation or promulgation, or any Government Order, any restriction or requirement of any Governmental Authority or any Permit granted under any of the foregoing, or any similar provision having the force or effect of law, and, with respect to Venaxis, also includes any NASDAQ rules and regulations.
"Liability" means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or un-asserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or un-accrued, whether liquidated or unliquidated, whether directly incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.
"Material Adverse Effect" means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, financial condition or assets of Strand or Venaxis, as applicable, taken as a whole, or (b) the ability of such Party to consummate the transactions contemplated by the Transaction Agreements on a timely basis; provided, however, that "Material Adverse Effect" shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Parties operate; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of either Party; (vi) any matter of which either Strand or Venaxis is aware regarding the other Party on or before the date hereof; (vii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with either Party; or (ix) any natural or man-made disaster or acts of God; or (x) any failure by either Strand, Strand Genomics or Venaxis to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided, further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii), (iii) or (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a significantly material disproportionate effect on the applicable Party compared to other participants in the industries in which the applicable Party operates.
"Material Strand Contracts" has the meaning set forth in Section 3.9(a).

"Name Change" means the name of Venaxis as of and after the First Closing, which shall be Strand Life Sciences, Inc.
"NASDAQ" means Nasdaq Capital Market, the exchange on which Venaxis Common Stock is listed for trading.
"New Venaxis Shares" means the newly issued shares of Common Stock issued to the Strand Shareholders under the Investment Agreements to meet the applicable Shareholding Ratio.
"Non-Resident Remaining Shareholders" means the non-Indian-resident shareholders of Strand excluding Biomark Mauritius Investment Company Limited and the Non-Resident Shareholders.
"Non-Resident Shareholders" means Scott Storrer, SDK Partners LLC and Desi Investment Group LLC.
"Non-Resident Remaining Shareholders Investment Agreement" means those certain Investment Agreements by and between the Non-Resident Remaining Shareholders and Venaxis, the form of which is set forth as Annex D to this Agreement.
"Non-Shareholders Investment Agreement" means those certain Investment Agreements by and between the Non-Resident Remaining Shareholders and Venaxis, the form of which is set forth as Annex F to this Agreement.
"Non-Resident Remaining Shareholders Share Sale Agreement" means those certain Share Sale Agreements by and between the Non-Resident Remaining Shareholders and Venaxis, the form of which is set forth as Annex E to this Agreement.
"Non-Resident Shareholders Share Sale Agreement" means those certain Share Sale Agreements by and between the Non-Resident Remaining Shareholders and Venaxis, the form of which is set forth as Annex G to this Agreement.
"Ordinary Course of Business" means an action taken by any Person in the ordinary course of such Person's business that is consistent with the past customs and practices of such Person (including past practice with respect to quantity, amount, magnitude and frequency, standard employment and payroll policies and past practice with respect to management of working capital and the making of capital expenditures) and that is taken in the ordinary course of the normal day-to-day operations of such Person.
"Outstanding Shareholders" means those Strand Shareholders that in the aggregate own less than 10% of the outstanding capital shares of Strand.
"Permits" means, with respect to any Person, any license, franchise, permit, consent, approval, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority used in its business.

"Permitted Encumbrance" means (a) statutory liens for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by a Party and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics', materialmen's, carriers', workers', repairers' and similar statutory liens arising or incurred in the Ordinary Course of Business and relating to obligations as to which there is no default on the part of the Party, (c) zoning, entitlement, building and other land use regulations imposed by a Governmental Authority having jurisdiction over any Real Property which are not violated by the current use and operation of the Real Property, (d) any non‑monetary encumbrances and other matters provided by a Party to the other in due diligence, and (e) public roads and highways.
"Person" means any individual or any corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.
"Pre-Closing Period" means the period of time beginning on the date this Agreement is executed by both Parties and ending on the First Closing Date.
"Qualified Benefit Plan" has the meaning set forth in Section 3.17(b).
"Real Property" means all real property, including easements related thereto.
"Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or other release (including any continuous release) at, in, on, into, onto or through ambient air, surface water, groundwater, soil, lands or other environmental media.
"Registration Rights Agreements" means the applicable Registration Rights Agreement as described in Section 2.6 among Venaxis and the Strand Shareholders who execute and deliver an Investment Agreement to Venaxis, and participate in a Closing under such Investment Agreement with Venaxis.
"Remaining Shareholders" means the Resident Remaining Shareholders and the Non‑Resident Remaining Shareholders of Strand.
"Remedial Action" means the voluntary or involuntary investigation, clean-up, removal or remediation (or words of similar import) of contamination or of damage caused by, related to, or arising from the Release, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, including, where applicable, investigations, response and remedial actions under the Comprehensive Environmental Response, Compensation, and Liability Act, corrective action under the Resource Conservation and Recovery Act of 1976, as amended, and investigation, clean-up or other requirements under any other Environmental Law.
"Representative" means, with respect to any Person, any director, officer, employee, agent, manager, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

"Required Consents and Filings" has the meaning set forth in Section 6.1(d).
"Resale Registration Statements" has the meaning set forth in Section 2.6.
"Resident Remaining Shareholders" means the resident Indian shareholders of Strand excluding those Series B1 Shareholders who sell their shares in Strand to Venaxis at the First Closing.
"Resident Remaining Shareholders Investment Agreement" means those certain Investment Agreements by and between the Resident Remaining Shareholders and Venaxis, the form of which is set forth as Annex H to this Agreement.
"Resident Remaining Shareholders Share Sale Agreement" means those certain Share Sale Agreements by and between the Resident Remaining Shareholders and Venaxis, the form of which is set forth as Annex I to this Agreement.
"Reverse Split" means the reverse stock split of the Common Stock of Venaxis, anticipated to be effectuated as of the First Closing, if applicable, by the filing of the Venaxis Amended Charter.
"SEC" means the U.S. Securities and Exchange Commission.
"Second Closing Agreements" means the Resident Remaining Shareholders Investment Agreement, the Resident Remaining Shareholders Share Sale Agreement, the Non-Resident Remaining Shareholders Investment Agreement and the Non-Resident Remaining Shareholders Share Sale Agreement.
"Second Closing" means the date on which the transactions contemplated under the Second Closing Agreements are consummated.
"Second Closing Date" means the date on which the Second Closing actually occurs.
"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
"Securities Filings" means the reports, statements and other documents filed (not furnished) by Venaxis with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between January 1, 2013 and December 31, 2015, including any amendments.
"Series B1 Shareholders" means the investors in Strand holding Series B1 shares of Strand, and related preference rights, as of the date of this Agreement, other than Biomark Mauritius Investment Company Limited.
"Series B1 Shareholders Investment Agreement" means those certain Investment Agreements by and between the Series B1 Shareholders and Venaxis, the form of which is set forth as Annex J to this Agreement.

"Series B1 Shareholders Share Sale Agreement" means those certain Share Sale Agreements by and between the Series B1 Shareholders and Venaxis, the form of which is set forth as Annex K to this Agreement.
"Share Sale Agreements" means collectively, the Biomark Share Sale Agreement, the Non-Resident Shareholders Share Sale Agreement, the Non‑Resident Remaining Shareholders Share Sale Agreement, the Resident Remaining Shareholders Share Sale Agreement and the Series B1 Shareholders Share Sale Agreement.
"Shareholding Ratio" has the meaning set forth in Section 2.2.
"Strand" means Strand Life Sciences Private Limited, a private limited company incorporated under the Laws of India.
"Strand Audited Financial Statements" has the meaning set forth in Section 3.6.
"Strand Balance Sheet" has the meaning set forth in Section 3.6.
"Strand Balance Sheet Date" has the meaning set forth in Section 3.6.
"Strand Benefit Plan" has the meaning set forth in Section 3.17(a).
"Strand Closing Certificate" has the meaning set forth in Section 6.1(g).
"Strand D&O Run-Off Insurance" has the meaning set forth in Section 5.12(a).
"Strand Employee Stock Ownership Plans" means the Strand Employees Stock Option Plan of 2003, 2006, 2007 and 2013.
"Strand Financial Statements" has the meaning set forth in Section 3.6.
"Strand Genomics" means Strand Genomics, Inc., a Delaware corporation and wholly owned subsidiary of Strand.
"Strand Indemnified Person(s)" has the meaning set forth in Section 5.12(c).
"Strand Insurance Policies" has the meaning set forth in Section 3.21.
"Strand Interim Balance Sheet" has the meaning set forth in Section 3.6.
"Strand Interim Balance Sheet Date" has the meaning set forth in Section 3.6.
"Strand Interim Financial Statements" has the meaning set forth in Section 3.6.
"Strand Material Customer" has the meaning set forth in Section 3.20(b).
"Strand Material Supplier" has the meaning set forth in Section 3.20(a).
"Strand Shareholders" means, collectively, the holders of the Strand Shares.

"Strand Shares" means, as the context requires, the MediBIC Preferred Shares, the Preferred Shares, the Series B Shares, the Series B1 Equity Shares and the ordinary equity shares of Strand.
"Strand Subsidiaries" means Strand Genomics and Strand UK.
"Strand Superior Offer" means an unsolicited bona fide written offer by an unaffiliated third party to acquire pursuant to a tender offer, exchange offer, merger, consolidation or other business combination: (a) all or substantially all of the assets of Strand, including its subsidiaries; or (b) more than 50% of the outstanding voting securities of Strand and as a result of which the shareholders of Strand immediately preceding such transaction would cease to hold at least 50% of the equity interests in the surviving or resulting entity of such transaction, in exchange for consideration that is determined by the board of directors of Strand, in its good faith judgment, after obtaining and taking into account the advice of an independent financial advisor, and after taking into account the likelihood and anticipated timing of consummation, to be more favorable from a financial point of view to Strand's shareholders than the transactions contemplated in the Transaction Agreements.
"Strand UK" means Strand Centers UK Limited, a company incorporated under the laws of the United Kingdom.
"Subsidiary" means, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly through one or more Subsidiaries, (a) owns at least 50% of the outstanding Equity Interests entitled to vote generally in the election of the Board of Directors or similar governing body of such other Person, or (b) has the power to generally direct the business and policies of that other Person, whether by contract or as a general partner, managing member, manager, joint venturer, agent or otherwise.
"Tangible Personal Property" means all furniture, fixtures, equipment, machinery, tools, patterns, laboratory and other equipment, office equipment, supplies, computers, telephones and other tangible personal property used in the business of a Person.
"Tax" or "Taxes" means (a) any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, in each case, whether disputed or not and (b) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another Person's taxes as a transferee or successor, by Contractual Obligation or otherwise.

"Tax Return" means any return, declaration, report, claim for refund or information return or statement filed or required to be filed with any Taxing Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
"Taxing Authority" means any governmental body responsible for the imposition, administration or collection of Taxes.
"Technology" means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation, and manuals), databases, computer software, firmware, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical, and mechanical equipment, and all other forms of technology, including improvements, modifications, works in process, derivatives, or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law, or otherwise, and all documents and other materials recording any of the foregoing.
"Transaction Agreements" means, collectively, this Agreement, the Asset Purchase Agreement, the Biomark Share Sale Agreement, the Biomark Investment Agreement, the Non‑Resident Shareholders Share Sale Agreement, the Non-Resident Shareholders Investment Agreement, the Non‑Resident Remaining Shareholders Share Sale Agreement, the Non-Resident Remaining Shareholders Investment Agreement, the Resident Remaining Shareholders Share Sale Agreement, the Resident Remaining Shareholders Investment Agreement, the Series B1 Shareholders Share Sale Agreement, the Series B1 Shareholders Investment Agreement, the Registration Rights Agreements, and the Indemnification Agreements.
"Treasury Regulations" means the regulations promulgated under the Code.
"U.S. GAAP" means accounting principles generally accepted in the United States of America, consistently applied.
"Venaxis" means Venaxis, Inc.
"Venaxis Audited Financial Statements" has the meaning set forth in Section 4.6.
"Venaxis Balance Sheet" has the meaning set forth in Section 4.6.
"Venaxis Balance Sheet Date" has the meaning set forth in Section 4.6.
"Venaxis Board Recommendation" has the meaning set forth in Section 5.8(b).
"Venaxis Building Sale Contract" means the Contract to Buy and Sell Real Estate, dated October 16, 2015, by and between Venaxis, as Seller and Tenant, and Niebur Golf Development, LLC, as Buyer and Landlord, as amended from time to time, filed as an exhibit to Venaxis' Current Report on Form 8-K filed with the SEC on October 21, 2015.
"Venaxis Closing Certificate" has the meaning set forth in Section 6.2(g).

"Venaxis Amended Charter" means the Amended and Restated Articles of Incorporation of Venaxis to be filed with the Secretary of State of the State of Colorado to (i) increase the number of authorized shares to 200 million shares of Common Stock; (ii) to effect the Reverse Split, if needed, (iii) to effect the Name Change, and (iv) to reflect the governance changes set forth in Section 2.5(a).
"Venaxis Financial Statements" has the meaning set forth in Section 4.6.
"Venaxis Incentive Plans" means the 2016 Equity Incentive Plan, the Venaxis, Inc. 2002 Stock Incentive Plan, as amended and any other equity incentive plan of Venaxis created to provide for the issuance of Venaxis Options and options issued pursuant to Section 2.4(c) under this Agreement or any of the employment agreements contemplated by this Agreement.
"Venaxis Insurance Policies" has the meaning set forth in Section 4.22.
"Venaxis Intellectual Property" has the meaning set forth in Section 4.14(a).
"Venaxis Interim Balance Sheet" has the meaning set forth in Section 4.6.
"Venaxis Interim Balance Sheet Date" has the meaning set forth in Section 4.6.
"Venaxis Interim Financial Statements" has the meaning set forth in Section 4.6.
"Venaxis Material Customer" has the meaning set forth in Section 4.21(b).
"Venaxis Material Supplier" has the meaning set forth in Section 4.21(a).
"Venaxis Options" means the stock options issued by Venaxis under a Venaxis Incentive Plan to the employees and/or directors of Strand identified on Schedule 2.4(b) in replacement for the ESOP Options.
"Venaxis Proxy Statement" means the proxy statement of Venaxis to be filed by Venaxis with the SEC and distributed to the Venaxis shareholders in connection with the transactions contemplated by the Transaction Agreements.
"Venaxis Required Consents and Filings" has the meaning set forth in Section 4.3.
"Venaxis Shareholder Approvals" means approval by the requisite vote of the Venaxis shareholders of the proposals submitted to the Venaxis shareholders at the Venaxis Shareholders' Meeting, which include approval of: (a) this Agreement and other Transaction Agreements to which Venaxis is a party requiring shareholder approval under Colorado law, (b) the issuance of the New Venaxis Shares to the Strand Shareholders in accordance with the applicable Transaction Agreements, (c) the Venaxis Amended Charter, and (d) the Venaxis Incentive Plans.
"Venaxis Shareholders' Meeting" has the meaning set forth in Section 5.8(a).
"Venaxis Sub U.S." means Venaxis Sub Inc., a Delaware corporation and wholly owned subsidiary of Venaxis.

"Venaxis Superior Offer" means an unsolicited bona fide written offer by an unaffiliated third party to acquire pursuant to a tender offer, exchange offer, merger, consolidation or other business combination: (a) all or substantially all of the assets of Venaxis; or (b) more than 50% of the outstanding voting securities of Venaxis and as a result of which the shareholders of Venaxis immediately preceding such transaction would cease to hold at least 50% of the equity interests in the surviving or resulting entity of such transaction, in exchange for consideration that is determined by the board of directors of Venaxis, in its good faith judgment, after obtaining and taking into account the advice of an independent financial advisor, and after taking into account the likelihood and anticipated timing of consummation, to be more favorable from a financial point of view to Venaxis' shareholders than the transactions contemplated in the Transaction Agreements.
Section 1.2            Certain Matters of Construction.
(a)            The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
(b)            Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content of the Sections or subsections of this Agreement and shall not affect the construction hereof.
(c)            Except as otherwise explicitly specified to the contrary herein, (i) the words "hereof," "herein," "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any particular Section or subsection of this Agreement and reference to a particular Section of this Agreement shall include all subsections thereof, (ii) references to a Section, Exhibit, Annex or Schedule means a Section of, or Exhibit, Annex or Schedule to this Agreement, unless another agreement is specified, (iii) definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender, (iv) the words "include," "includes," and "including" mean "including without limitation," (v) any reference to "$" or "dollars" means United States dollars, and (vi) references to a particular statute or regulation include all amendments thereto and all rules and regulations thereunder and any successor statute, rule or regulation, in each case as amended or otherwise modified from time to time.
(d)            The specification of any dollar amount in the representations or warranties contained in this Agreement is not intended to imply that such amounts are or are not material.
(e)            Unless the context clearly requires otherwise, when used herein "or" shall not be exclusive (i.e., "or" shall mean "and/or").
(f)            Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

ARTICLE 2
 EFFECTUATION OF THE TRANSACTIONS
Section 2.1              Transaction Agreements.  Venaxis, Venaxis Sub U.S., Strand, Strand Genomics and the Strand Shareholders (excluding the Strand Employees Welfare Trust) holding more than 90% of the issued and outstanding Strand Shares in aggregate (excluding the ESOP Shares) and more than 90% of the issued and outstanding Strand Shares of each class (other than the ESOP Shares), will enter into each of the Transaction Agreements applicable to them at the same time that this Agreement is executed.  The consummation of each of the Transaction Agreements other than the Second Closing Agreements shall occur at, and are conditional upon, the First Closing as long as all applicable Closing conditions set forth in Sections 6.1 and 6.2 of this Agreement are met.  The consummation of the Second Closing Agreements shall occur at the Second Closing as long as all applicable Closing conditions set forth in Section 6.3 are met; provided, however, the Second Closing shall not occur earlier than October 1, 2016 without the consent of all of the Remaining Shareholders.
Section 2.2              Shareholding Ratio.  Following the Closings, and assuming all 100% of the Strand Shareholders (excluding the Strand Employees Welfare Trust) execute the applicable Share Sale Agreements and Investment Agreements, and participate in either the First Closing or the Second Closing the Venaxis shareholders existing as of the date of this Agreement (or their successors-in-interest) would collectively own, as of and after the Second Closing, an aggregate of 32% of the issued and outstanding shares of Venaxis, and the existing Strand Shareholders,  along with the holders of the ESOP Options on a fully diluted basis as of the date of this Agreement (or their successors-in-interest) would collectively own, as of and after the Second Closing, an aggregate of 68% of the issued and outstanding shares of Venaxis (the "Shareholding Ratio").  It is clarified that the stock options to acquire shares of Common Stock issued to the U.S. employees of Strand Genomics or Venaxis Sub U.S. as identified on Schedule 2.4(c) to this Agreement shall be in addition to and not form part of the Shareholding Ratio.
Section 2.3               Changes to Venaxis Articles of Incorporation.  Venaxis shall seek approval of its shareholders for, and, assuming such approval, shall effectuate the following corporate events at the First Closing:  (a) an increase in the authorized shares of its capital stock to 200,000,000 shares of capital stock, all designated as Common Stock; (b) the Reverse Split, if needed; (c) the Name Change; and (d) the Venaxis Amended Charter and Amended and Restated Bylaws to reflect the corporate items set forth in this Section 2.3 and the governance changes set forth in Section 2.5(a).
Section 2.4              ESOP Shares; ESOP Options and Venaxis Stock Options.
(a)            Prior to the First Closing, Strand shall take all actions necessary to cancel the ESOP Options issued under the Strand Employee Stock Ownership Plans and commence the reduction of share capital procedures with the applicable Governmental Authority for cancellation of the ESOP Shares.  The Strand Employees Welfare Trust which holds the ESOP Shares is not a party to a Share Sale Agreement or Investment Agreement and will receive no Venaxis Common Stock at either Closing.

(b)            In connection with the First Closing, Venaxis shall issue the Venaxis Options to the holders of ESOP Options identified on Schedule 2.4(b) to this Agreement in replacement of the ESOP Options held by such Persons under the Strand Employee Stock Ownership Plans immediately prior to the First Closing in the number and with the exercise price and vested schedule specified in Schedule 2.4(b).  The issuance of the Venaxis Options shall be adjusted/re-allocated by Strand to then-existing ESOP Option holders for terminations and forfeitures of any ESOP Options pursuant to the Strand Employee Stock Ownership Plans which occur between the date hereof and the First Closing Date; provided, however, no such ESOP Options shall be re-allocated to the chief executive officer, chief financial officer or any other key management employee, director or Affiliate of Strand.  Schedule 2.4(b) also sets forth the strike price and vesting schedule for each of the Venaxis Options.
(c)            In addition, at the First Closing, Venaxis shall issue stock options to acquire shares of Common Stock, as set forth on Schedule 2.4(c) to the employees of Strand Genomics or Venaxis Sub U.S. in the U.S. identified on Schedule 2.4(c), with the vesting schedule specified on Schedule 2.4(c).  The exercise price for such stock options shall be the higher of the exercise price specified on Schedule 2.4(c) or the fair market value price on the date of grant. Such Venaxis stock options shall be in addition to, and not be part of, the Venaxis Options issued to the holders of ESOP Options included in the Shareholding Ratio as described in Section 2.2 of this Agreement.
Section 2.5              Governance.
(a)            Of Venaxis.  From and after the First Closing, the Parties shall take all necessary steps to reconstitute the Board of Directors of Venaxis to consist of seven (7) directors, with four (4) of such directors selected by Strand and reasonably acceptable to Venaxis, and three (3) of such directors selected by Venaxis and reasonably acceptable to Strand.  The Board of Directors of Venaxis as of the First Closing are listed on Schedule 2.5.  The Executive Chairman of the Board will be Dr. Vijay Chandru.  For purposes of this Section, "reasonably acceptable" means with the qualifications, skills and experience to serve as a member of the Board of Directors of a publicly traded company and, to the maximum extent possible, meeting the independence requirements of NASDAQ and the SEC.
(b)          The Nominating and Corporate Governance Committee of Venaxis shall take action as of or promptly after the First Closing to identify and recruit an additional independent director with qualifications and skills to serve on the reconstituted Board of Directors of Venaxis, and at the time such independent director joins the reconstituted Board of Directors of Venaxis, the CEO of Venaxis shall be added to the Board of Directors of Venaxis as well.
(c)            Of Strand.  As of the First Closing, the individuals serving as the directors of Venaxis under Section 2.5(a) shall be elected to serve as the directors of Strand and each Strand Subsidiary.  From and after the First Closing, and until the Second Closing is consummated, if any replacement director is required for Strand or any Strand Subsidiary, the Venaxis Board of Directors shall nominate a successor.  Such nominee(s) shall then be elected by the then shareholders of Strand, including Venaxis, by a plurality vote.  To the extent necessary to effectuate the foregoing, Venaxis shall enter into one or more voting agreements with the Remaining Shareholders.  Without limiting the foregoing, as of and after the First Closing, Strand and each of the Strand Subsidiaries shall be a direct or indirect Subsidiary of Venaxis, and operated as part of the consolidated company under the ultimate authority of the Board of Directors of Venaxis, as constituted under Section 2.5(a) above.

(d)            Officers.  In connection with the First Closing, Venaxis and Strand shall have the officers set forth on Schedule 2.5.  Venaxis shall enter into the Employment Agreements with such officers as of the First Closing.
Section 2.6               Registration Rights Agreements and Resale Registration Statements.  At the First Closing, Venaxis will enter into (a) a Registration Rights Agreement with all Strand Shareholders who will not be affiliates of Venaxis post-Closing, substantially in the form of Annex L-1 to this Agreement; and (b) a Registration Rights Agreement with all Strand Shareholders who will be affiliates of Venaxis post-Closing, substantially in the form of Annex L-2 to this Agreement.  As promptly as practicable under applicable Law and Legal Requirements, Venaxis shall use its best efforts to register under the Securities Act all New Venaxis Shares to be issued to the Strand Shareholders pursuant to the Investment Agreements on an appropriate form of resale registration statement(s) for non-affiliates and affiliates (collectively, the "Resale Registration Statements"), as may be required by the Securities Act and other applicable Law and Legal Requirements, and shall use its best efforts to cause such Resale Registration Statements to become effective and keep such Resale Registration Statements effective until the New Venaxis Shares so registered are freely tradable under Rule 144 promulgated under the Securities Act without the need for any Strand Shareholder holding such New Venaxis Shares to comply with the volume limitation requirements of Rule 144 promulgated under the Securities Act.  The Registration Rights Agreements each includes an obligation of Venaxis to use its best efforts to register and qualify the securities covered by a Resale Registration Statement under such other securities or, blue sky laws of such jurisdiction as shall be required by applicable Law and as reasonably requested by Strand Shareholders.
Section 2.7               Name Change and Trading Symbol.  Effective as of the First Closing, the Amended and Restated Articles of Incorporation, as amended, of Venaxis will be amended to change the name of Venaxis to Strand Life Sciences, Inc., a Colorado corporation.  In addition, the Parties will apply for a new NASDAQ trading symbol to be consistent with the Strand business.
Section 2.8               Strand Genomics.  Any representations and warranties, covenants or other obligations relating to Strand Genomics have been approved by the board of directors and sole stockholder of Strand Genomics.
ARTICLE 3
 REPRESENTATIONS AND WARRANTIES OF STRAND AND STRAND GENOMICS
Strand represents and warrants to Venaxis that the statements contained in this ARTICLE 3 are true and correct as of the date hereof, as supplemented by materials provided in writing by or on behalf of Strand prior to the date hereof, and Strand Genomics represents and warrants to Venaxis that the statements contained in this ARTICLE 3 related to Strand Genomics are true and correct as of the date hereof, as supplemented by materials provided in writing by or on behalf of Strand Genomics prior to the date hereof.

Section 3.1               Organization and Qualification.
(a)            Strand is a private limited company duly incorporated and validly existing under the Laws of the India and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted. Strand is duly licensed or qualified to do business in each jurisdiction in which the ownership of its assets or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect.
(b)            Each of the Strand Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, formation or incorporation and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted. Each of the Strand Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of its assets or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.
(c)            The copies of the memorandum and articles of association of Strand delivered to Venaxis are true and complete copies, and Strand has not entered into any ultra vires transaction which has had or is likely to have a Material Adverse Effect on Strand.  All the statutory registers and books prescribed under India's Companies Act, 1956 or Companies Act, 2013, as may be applicable and any applicable Law, including the minute books of Strand, have been properly and accurately maintained and written, are up-to-date in all respects, and contain full and accurate records of all resolutions passed by the board of directors and the shareholders of Strand.  All such documents are in the possession of Strand.  The directors of Strand have been duly and validly appointed as per the provisions of India's Companies Act, 1956 or Companies Act, 2013, as may be applicable, and the articles of association of Strand, and none of the directors of Strand are disqualified.
(d)            The copies of the certificate of incorporation and bylaws of Strand Genomics delivered to Venaxis are true and complete copies, and Strand Genomics has not entered into any ultra vires transaction which has had or is likely to have a Material Adverse Effect on Strand Genomics.  Except as disclosed by Strand in writing, the directors of Strand Genomics have been duly and validly elected in accordance with the Delaware General Corporation Law and certificate of incorporation and Bylaws of Strand Genomics, and none of the directors of Strand Genomics are disqualified.
Section 3.2               Authority of Strand and Strand Genomics.
(a)            Strand has all necessary corporate power and authority to enter into this Agreement, and to carry out its obligations hereunder.  The execution and delivery by Strand of this Agreement, and the performance by Strand of its obligations hereunder have been duly authorized by all requisite corporate action on the part of Strand.  This Agreement has been duly executed and delivered by Strand, and (assuming due authorization, execution and delivery by Venaxis) this Agreement constitutes a legal, valid and binding obligation of Strand, enforceable against Strand in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b)            Strand Genomics has all necessary corporate power and authority to enter into this Agreement, and to carry out its obligations hereunder.  The execution and delivery by Strand Genomics of this Agreement, and the performance by Strand Genomics of its obligations hereunder have been duly authorized by all requisite corporate action on the part of Strand Genomics.  This Agreement has been duly executed and delivered by Strand Genomics, and (assuming due authorization, execution and delivery by Venaxis) this Agreement constitutes a legal, valid and binding obligation of Strand Genomics, enforceable against Strand Genomics in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
Section 3.3               No Conflicts; Consents.  The execution, delivery and performance by Strand of this Agreement and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or the memorandum and articles of association of Strand; (b) result in a violation or breach of any provision of any Law or Government Order applicable to Strand, its business or its assets; or (c) except as set forth on Schedule 6.1, require the Consent by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Strand Contracts.  No Permit or Government Order is required by or with respect to Strand in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
Section 3.4               Ownership; Subsidiaries.  Strand does not control or own, directly or indirectly, any equity or profits interests in any Person or have the power, directly or indirectly, to elect any Persons to the board of directors or comparable governing body of any other Person other than the Strand Subsidiaries.  Except for the Strand-Triesta Cancer Genomics LLP joint venture between Strand and Healthcare Global Enterprises Limited, Strand is not a participant in any joint venture or similar arrangement with any Person.
Section 3.5               Capitalization.
(a)            The Strand Shareholders listed in the certified register of members as of the date hereof own all of the outstanding shares of Strand. As of the date hereof, Strand has provided to Venaxis in writing a certified register of Strand Shareholders, including the number of shares and class of shares held by each Strand Shareholder as of the date hereof certified by a key management employee of Strand as complete and current.

(b)            As of the date hereof, Strand has provided to Venaxis in writing a certified register of ESOP Options, including the number of Strand Shares underlying such ESOP Options, the applicable exercise price, vesting schedule and term, certified by a key management employee of Strand as complete and current.  Except for the ESOP Options and except as disclosed by Strand in writing, there are no outstanding securities convertible or exchangeable into securities of Strand or any options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require Strand to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem securities of Strand.
(c)            Except as disclosed by Strand in writing, there are no preferences, liquidation payments or similar rights due to any of the Strand Shareholders that will be triggered by the transactions contemplated by the Transaction Agreements.  There are no outstanding appreciation, phantom, profit participation or similar rights with respect to the securities of Strand. Strand has not violated any securities Law in connection with the offer, sale or issuance of any of its capital stock or other equity or debt securities.  There are no voting trusts, proxies or other Contracts relating to the voting of the securities of Strand.
Section 3.6               Financial Statements. Except as disclosed by Strand in writing, Strand has provided to Venaxis complete copies of the audited financial statements consisting of the balance sheet of each of Strand and Strand Genomics as of March 31 and for each of the fiscal years ended March 31, 2014 and 2015, and the related statements of operations, cash flows and shareholders' equity and related footnote disclosures for the years then ended (the "Strand Audited Financial Statements"), and unaudited financial statements consisting of the balance sheets of Strand on a consolidated basis with Strand Genomics as of September 30, 2015 and September 30, 2014, and the related statements of operations, cash flows and shareholders' equity and related footnote disclosures, on a consolidated basis, for the six-month period then ended (the "Strand Interim Financial Statements" and together with the Strand Audited Financial Statements, the "Strand Financial Statements").  The books of account and the Strand Financial Statements have been properly and accurately prepared and maintained in accordance with Indian GAAP applied on a consistent basis throughout the periods involved, subject to normal and recurring period and year-end adjustments and the absence of notes, as applicable.  The Financial Statements are based on the Books and Records of Strand and its Subsidiaries.  The balance sheet as of March 31, 2015 is referred to herein as the "Strand Balance Sheet" and the date thereof as the "Strand Balance Sheet Date" and the balance sheet as of September 30, 2015 is referred to herein as the "Strand Interim Balance Sheet" and the date thereof as the "Strand Interim Balance Sheet Date".
Section 3.7               Undisclosed Liabilities.  Strand has no Liabilities except (a) those which are adequately reflected or reserved against in the Strand Interim Balance Sheet as of the Strand Interim Balance Sheet Date, and (b) current liabilities which have been incurred in the Ordinary Course of Business since the Strand Interim Balance Sheet Date.
Section 3.8              Absence of Certain Changes, Events and Conditions.  Since the Strand Interim Balance Sheet Date, and other than in the Ordinary Course of Business, there has not been, with respect to Strand or Strand Genomics, as the case may be, any:

(a)            event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(b)            material change in any method of accounting or accounting practice for its business, except as required by Indian GAAP or U.S. GAAP, as the case may be, which negatively affected its business;
(c)            material change in cash management practices and policies, practices and procedures with respect to recordation or collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, inventory control, prepayment of expenses, payment of accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;
(d)            entry into any Contract that would constitute a Material Strand Contract;
(e)            incurrence, assumption or guarantee of any material Debt;
(f)             transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Strand Interim Balance Sheet;
(g)            cancellation, amendment, termination, or waiver of any rights under, any material Debts or Claims;
(h)            transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Strand Intellectual Property;
(i)             damage, destruction or loss, or any interruption in use, of any assets, whether or not covered by insurance, which would constitute a Material Adverse Effect;
(j)             acceleration, termination, material modification to or cancellation of any Contract or Permit;
(k)            material capital expenditures;
(l)              imposition of any Encumbrance upon any of the assets;
(m)           except as disclosed by Strand in writing, grant of any bonuses, whether monetary or otherwise, or any increase in compensation in respect of any current or former employee or current or former material independent contractor, other than as provided for in any written agreements or consistent with past practice, or change in the terms of consultancy for any material independent contractor;
(n)            entry into or termination of any employment or consulting agreement, written or oral, or modification of the terms of any such existing agreement;
(o)            except as disclosed by Strand in writing, loan to, or entry into any other transaction with, any current or former employee or current or former material independent contractor;

(p)            adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(q)            except as disclosed by Strand in writing, purchase, lease or other acquisition of the right to own, use or lease any assets for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term);
(r)            except as disclosed by Strand in writing, adoption, amendment, modification or termination of any bonus, profit sharing, incentive, severance, or other plan, Contract or commitment for the benefit of any current or former employee or current or former material independent contractor (or any such action taken with respect to any other Employee Benefit Plan); or
(s)            any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.
Section 3.9               Material Strand Contracts.
(a)            Strand has provided to Venaxis in writing each of the following material Contracts (x) by which any of Strand's assets are bound or affected or (y) to which Strand is a party or by which it is bound in connection with its business or its assets (together with all Strand Leases and all Strand Intellectual Property Agreements, collectively, the "Material Strand Contracts"):
(i)            all Contracts involving aggregate consideration in excess of $50,000 or requiring performance by any party more than one (1) year from the date hereof, which, in each case, cannot be cancelled without penalty or without more than thirty (30) days' notice;
(ii)            all Contracts that relate to the sale of any of its assets, other than in the Ordinary Course of Business;
(iii)           all Strand Intellectual Property Agreements with consideration of $50,000 or more;
(iv)           all Contracts that relate to the acquisition of any business, equity or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise) with a value of $50,000 or above;
(v)            all Contracts relating to Debt;
(vi)           all Contracts between or among Strand on the one hand and any Affiliate of Strand on the other hand;

(vii)         all Contracts with consideration of $50,000 or more that provide for the indemnification of any Person or the assumption of any Tax, environmental or other liability of any Person;
(viii)        the Strand standard form employment agreement, all employment agreements with key management and Contracts with material independent contractors or material consultants (or similar arrangements), for this purpose, "materiality" meaning annual compensation over $25,000;
(ix)            all Contracts that limit or purport to limit the ability of Strand to compete in any line of business or with any Person or in any geographic area or during any period of time;
(x)             all Contracts for the sale of any of its assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of its assets; and
(xi)            all powers of attorney with respect to Strand.
(b)            Each Material Strand Contract is valid and binding on Strand in accordance with its terms and is in full force and effect.  None of Strand or, to Strand's Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Strand Contract.  To Strand's Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Strand Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.  Complete and correct copies of each Material Strand Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Venaxis by Strand.  There are no material disputes pending or, to Strand's Knowledge, threatened under any Material Strand Contract.
(c)            Strand has not been a party to any Contract, arrangement or practice which in whole or in part contravenes or is invalidated by any restrictive trade practices, competition, fair trading, consumer protection or similar Laws under the relevant jurisdiction or in respect of which any filing, registration or notification is required pursuant to such Laws, (whether or not the same has in fact been made) and which would have a Material Adverse Effect on Strand.
Section 3.10           Title to Tangible Personal Property.  Except as disclosed by Strand in writing, Strand has good and valid title to, or a valid leasehold interest in, all Tangible Personal Property included in its assets, free and clear of Encumbrances except for Permitted Encumbrances.
Section 3.11           Condition and Sufficiency of Assets.  The Tangible Personal Property included in Strand's assets are in good operating condition and repair, and adequate for the uses to which it is being put, and none of such Tangible Personal Property is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs.

Section 3.12            Real Property.
(a)            Strand does not now own, nor has it ever owned, any real property.
(b)            Strand has provided to Venaxis in writing all material real property leased by Strand (collectively, the "Leased Real Property"), along with, as of the date of this Agreement, all leases for each Leased Real Property (collectively, the "Leases").  Strand has valid and enforceable leasehold interests in all of its Leased Real Property.  Neither Strand nor, to Strand's Knowledge, any third party, is in breach of or default under the terms of any Lease (or has taken or failed to take any action which, with or without notice, lapse of time, or both, would constitute a default) or has received any written notice of default, termination or non‑renewal under any of the Leases.
(c)            Strand has not received any written notice of existing, pending or, to Strand's Knowledge, threatened (i) condemnation proceedings affecting the Leased Real Property, or (ii) zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to materially and adversely affect the ability to operate the Leased Real Property as currently operated.  Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.
Section 3.13            Intellectual Property.
(a)            Strand has provided to Venaxis in writing (i) all Intellectual Property registrations and (ii) all Intellectual Property Agreements with consideration equal to or greater than $50,000 and applicable to Strand.  Strand or one of its Subsidiaries exclusively owns or has the exclusive right to use all of Strand's Intellectual Property and the Intellectual Property licensed to Strand under Intellectual Property Agreements other than Intellectual Property that is customarily not licensed on an exclusive basis.
(b)            (i) The conduct of Strand's business as currently or formerly conducted does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any Person in the jurisdictions in which Strand exploits its Intellectual Property; and (ii) to Strand's Knowledge, no Person is infringing, misappropriating or otherwise violating any of Strand's Intellectual Property.
(c)            Strand has entered into binding, written agreements with every material current and former employee of Strand, and with every material current and former material independent contractor, whereby such employees and independent contractors (i) assign to Strand any ownership interest and right they may have in Strand's Intellectual Property; and (ii) acknowledge Strand's exclusive ownership of all of Strand's Intellectual Property.  Strand has made available to Venaxis the form of such agreements and shall provide a list of all such signed agreements prior to or at the First Closing.  Strand is in full compliance with all Legal Requirements applicable to the Strand Intellectual Property and Strand's ownership and use thereof.
(d)            Strand's Intellectual Property is not the subject of any pending, nor has Strand received any written notice threatening, proceedings for opposition, cancellation, revocation, or rectification or Claims from employees and to Strand's Knowledge, there are no facts or matters that might give rise to any such proceedings.

(e)            To Strand's Knowledge, all the Strand Intellectual Property required to carry on the business as presently carried on, is owned by or licensed to, and is in the possession or under the control of Strand.
(f)            Strand has taken all reasonable steps necessary for the protection of the Intellectual Property owned or licensed to Strand and all rights therein.
(g)            The Intellectual Property owned by Strand is not subject to any Encumbrances other than Permitted Encumbrances.
(h)            Strand has regularly enhanced and maintained the Intellectual Property owned by Strand and Strand has adequate capabilities to use the Intellectual Property for the projected requirements of its business.
Section 3.14            Legal Proceedings; Government Orders.
(a)            There are no Actions pending or, to Strand's Knowledge, threatened against or by Strand relating to or affecting its business, its assets.
(b)            There are no outstanding Government Orders and no unsatisfied judgments, penalties or awards against or affecting its business or its assets.
(c)            Strand has not received any notice of any Action by any Governmental Authority or any other Person that would restrain, prohibit or otherwise challenge or impede the transactions contemplated by this Agreement or any of the Transaction Agreements, or will or is likely to have a Material Adverse Effect on Strand.
(d)            Strand is not being prosecuted for any criminal offence and no governmental or official investigation or inquiry concerning the business or key management of Strand (in their capacity as employees of Strand) or any of its assets or its business is in progress or pending; and to Strand's Knowledge, there are no circumstances which are likely to give rise to any such proceedings investigation or inquiry.
(e)            No order has been made, petition presented, resolution passed or meeting convened for the winding up (or other process whereby the business is terminated or a substantial part of the assets of Strand are distributed amongst its creditors and/or shareholders or other contributories) of Strand and there are no cases or proceedings under any applicable insolvency, reorganization, or similar Laws concerning Strand.
(f)             To Strand's Knowledge, its key management, agents or employees have not committed, or omitted to do, any act or thing the commission or omission of which is or could be in contravention of any statutory obligation or any applicable Laws giving rise to any fine, penalty, default proceedings or other Liability on Strand or key management of Strand (solely related to activities of Strand) or any of its assets or any judgment or decision which would materially affect the financial or trading position or prospects of Strand.

(g)            Strand has not committed:  (i) any criminal or unlawful act; (ii) any breach of fiduciary obligation under applicable Laws; or (iii) any breach of contract or statutory duty or any tortious act which could entitle any third party to terminate any Material Strand Contract to which Strand is a party; and which could, under subsections (i), (ii) or (iii) have a Material Adverse Effect on Strand.
Section 3.15            Compliance With Laws; Permits.
(a)            Strand has complied, and is now complying, in all material respects with all Laws applicable to the conduct of its business as currently conducted or the ownership and use of its assets.
(b)            All material Permits required for Strand to conduct its business as currently conducted or for the ownership and use of its assets have been obtained by Strand and are valid and in full force and effect, and Strand is not in breach of any terms and conditions of any such Permit.  Strand has provided Venaxis with copies of all material current Permits issued to Strand which are related to the conduct of its business as currently conducted or the ownership and use of its assets, including the names of the Permits and their respective dates of issuance and expiration.  No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit.
(c)            None of the representations and warranties in this Section 3.15 shall be deemed to relate to environmental matters (which are governed by Section 3.16), employee benefits matters (which are governed by Section 3.17), employment matters (which are governed by Section 3.18) or Tax matters (which are governed by Section 3.19).
Section 3.16            Environmental Matters.
(a)            The operations of Strand with respect to its business and its assets have been and are in compliance with all Environmental Laws and Environmental Permits in all material respects. Strand has not received from any Person, with respect to its business or its assets, any: (i) notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Laws, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the First Closing Date.
(b)            Strand has obtained and is in material compliance with all material Environmental Permits (each of which has been provided by Strand to Venaxis) necessary for the conduct of its business as currently conducted or the ownership, lease, operation or use of its assets.
(c)            There has been no Release of Hazardous Substances in contravention of Environmental Law with respect to its business, its assets or any Real Property, and Strand has not received any notice that its business or any of its assets or Leased Real Property has been contaminated with any Hazardous Substance which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Strand.

(d)            Strand has provided to Venaxis details of all off-site Hazardous Substances  treatment, storage or disposal facilities or locations used by Strand and any predecessors in connection with its business or its assets as to which Strand may retain liability or obligations, and none of these U.S.-based facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar U.S. state list, and Strand has not received any notice regarding potential Environmental Liabilities with respect to such off-site Hazardous Substances treatment, storage or disposal facilities or locations used by Strand.
Section 3.17            Employee Benefit Matters.
(a)            Strand has described to Venaxis its material benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreements, plans, policies and programs in effect and covering one or more current Strand employees or directors or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by Strand, or under which Strand has any material liability for premiums or benefits (as described by Strand in writing to Venaxis, each, a "Strand Benefit Plan").  For purposes of this Section 3.17, Strand employees include employees of any Strand Subsidiary.
(b)            Except as would not have a Material Adverse Effect, to Strand's Knowledge, each Strand Benefit Plan and related trust complies with all applicable Laws (including the Employees Provident Funds and Miscellaneous Provisions Act, 1952, the Payment of Gratuity Act, 1971, the Employees' State Insurance Act, 1948 and the Payment of Bonus Act 1965.  With respect to any Strand Benefit Plan, to Strand's Knowledge, no event has occurred or is reasonably expected to occur that has resulted in or would subject Strand to a Tax under the provisions of applicable Law, including the Income-tax Act, 1961.
(c)            No Strand Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).
(d)            Except as would not have a Material Adverse Effect, no Strand Benefit Plan exists that could: (i) result in the payment to any Strand employee, director or material consultant of its business of any money or other property; or (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Strand employee, director or material consultant of its business, in each case, as a result of the execution of this Agreement.
Section 3.18            Employment Matters; Material Independent Contractors.
(a)            Strand has previously provided Venaxis with a list of all persons who are employees, material consultants, or material contractors of Strand as of the date hereof.  As of the date hereof, all commissions and bonuses payable to employees, material consultants, or material contractors of Strand's business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Strand with respect to any commissions, bonuses or increases in compensation.

(b)            Strand is not a party to, bound by, any collective bargaining or other agreement with a labor organization representing any of employees of Strand or any of its Subsidiaries. Since April 1, 2013, there has not been, nor, to Strand's Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting Strand or any of such employees.
(c)            Strand is in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to the employees of Strand or any of its Subsidiaries.
(d)            Except as disclosed by Strand in writing and to Strand's Knowledge, none of the employees of Strand or Strand Genomics are in breach of their respective employment contracts or any terms by which any such Person may have been seconded to Strand.
Section 3.19           Taxes.
(a)            All Tax Returns required to be filed by Strand have been duly filed with the appropriate Governmental Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all respects; and (ii) all Taxes payable by Strand have been fully and timely paid.  The unpaid Taxes of Strand (1) did not, as of the date of the most recent Strand Financial Statements, exceed the reserve for Tax liability set forth on the Strand Financial Statements.
(b)            There are no Encumbrances for Taxes on any of the assets of Strand other than Encumbrances for Taxes not yet due or payable.
(c)            Strand has complied, in all material respects, with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to the Income-tax Act, 1961 or similar provisions under foreign Law for jurisdictions where Tax Returns are filed by Strand.
(d)            There is no ongoing or threatened, in writing, Action, audit, examination or other investigation by any Governmental Authority of the Tax liability of Strand and there is no Claim concerning any Tax liability of Strand either (i) claimed or raised by any Governmental Authority in writing or (ii) as to which Strand (or employees of Strand responsible for Tax matters) has Knowledge.  No Tax Return of Strand has been formally audited or is currently the subject of a formal Tax audit undertaken under the provisions of the Indian Income Tax Act, 1961.  Strand has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(e)            All deficiencies asserted or assessments made as a result of any examinations by any Governmental Authority of the Tax Returns of, or including, Strand have been fully paid, and there are no other audits or investigations by any Taxing Authority in progress, nor has Strand received any notice from any Governmental Authority that it intends to conduct such an audit or investigation.  No issue has been raised by a Governmental Authority in any prior examination of Strand which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

(f)            There is no Tax sharing, allocation, indemnity, or similar contract that will require any payment be made by Strand after the First Closing Date to any Person, and Strand is not liable for the Taxes of any other Person by virtue of any Tax law, as a transferee or successor by contract or otherwise.
Section 3.20            Suppliers and Customers.
(a)            Strand has provided to Venaxis, with respect to Strand's business, details of the suppliers to whom Strand has paid consideration for goods or services rendered in an amount greater than or equal to $100,000 for the most recent completed fiscal year and each supplier to whom Strand has paid consideration for goods and/or services in an amount greater than or equal to $50,000 for the six (6) month period ended September 30, 2015 (collectively, the "Strand Material Suppliers").  Strand has not received any notice, and has no reason to believe, that any of the Strand Material Suppliers has ceased, or intends to cease, to supply goods or services to Strand or to otherwise terminate or materially reduce its relationship with Strand, except in regard to certain changes to pricing by Strand Material Suppliers and a change in raw material in a Strand non-Material Supplier.
(b)            Strand has provided to Venaxis, with respect to Strand's business, details of the customers of Strand who or which ordered more than $100,000 of goods and services for the most recent completed fiscal year and each customer who committed to purchase goods and/or services in an amount greater than or equal to $50,000 for the six (6) month period ended September 30, 2015 (collectively, the "Strand Material Customers").  Strand has not received any notice, and has no reason to believe, that any of the Strand Material Customers has ceased, or intends to cease, purchasing goods or services or to otherwise terminate or materially reduce its relationship with Strand.
Section 3.21           Insurance.  Except as disclosed by Strand in writing, Strand has provided Venaxis with (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Strand or its Affiliates and relating to its business (collectively, the "Strand Insurance Policies"); and (b) a list of all pending claims and a five-year claims history for Strand.  There are no claims pending under any such Strand Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.  Except as disclosed by Strand in writing, neither Strand nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Strand Insurance Policies.  All premiums due on such Strand Insurance Policies have either been paid or, if not yet due, accrued.  All such Strand Insurance Policies (i) are in full force and effect and enforceable in accordance with their terms; (ii) to Strand's Knowledge, are provided by carriers who are financially solvent; and (iii) have not been subject to any lapse in coverage.  None of Strand or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Strand Insurance Policy.  True and complete copies of the Strand Insurance Policies have been made available to Venaxis.

Section 3.22            Product Liability, Warranty and Product Recalls.  To Strand's Knowledge, Strand has not committed any act or omission which could reasonably be expected to result in, or that could reasonably be expected to give rise to (i) any product liability not covered by insurance, (ii) any obligation to recall any products produced by Strand, or (iii) any material costs to cure any breach of warranty or failure to meet or exceed product specifications in excess of the reserve established therefor on the Strand Balance Sheet or Strand Interim Balance Sheet, as the case may be.
Section 3.23           Related Party Transactions.  Strand has provided to Venaxis in writing evidence of or descriptions of all transactions or series of transactions between Strand, on the one hand, and any Related Party, on the other hand, that are currently in effect, other than any employment agreement, consultant agreement, agreement not to compete with Strand, agreement to maintain the confidential information of Strand, agreement assigning Intellectual Property rights to Strand and the participation in any Strand Benefit Plan.  Neither Strand nor, to Strand's Knowledge, any employees, own, directly or indirectly, any interest in, or is an officer, director, employee or material consultant of, any Person that is engaged in business that is a competitor of Strand or that is a supplier to or customer or distributor of Strand.  Neither Strand nor, to Strand's Knowledge any employees of Strand have been entered into any contracts or agreements otherwise than on arm's length terms or outside the Ordinary Course of Business that would be or constitute a Related Party transaction.
Section 3.24           Brokers.  Except for Raymond James Financial, Inc. and Oppenheimer & Co. Inc., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Agreement based upon arrangements made by or on behalf of Strand.
Section 3.25           Materials Provided.  Any written materials provided by Strand or its Representatives to Venaxis do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, and in light of the circumstances under which they are made, are not misleading.
Section 3.26            No Restrictions on Business Activities.  There is no agreement or contract (non-compete or otherwise), commitment, judgment, injunction, order or decree to which Strand is a party or otherwise binding upon Strand which has or reasonably could be expected to have the effect of prohibiting or impairing the conduct of the business of Strand.
Section 3.27            Illegal Payments.  Neither Strand nor any of the Strand Subsidiaries, including but not limited to the key management employees or material consultants of any of the foregoing, have paid, offered or promised to pay, or authorized the payment directly or indirectly of any monies or anything of value ("Improper Payments") to any government official or employee, or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of the Governmental Authority.  By way of clarification, a government official or employee includes employees of regulatory bodies, government-owned institutions such as hospitals and clinics, universities, public utilities, government-owned corporations, schools, convention centers and stadiums.  Neither Strand nor any of the Strand Subsidiaries are in violation of any applicable Laws, including the Prevention of Corruption Act, 1988, the Foreign Corrupt Practices Act of 1977, and the rules and regulations thereunder as may be amended and promulgated from time to time.  Neither Strand nor any of the Strand Subsidiaries have made or permitted any Person to make any Improper Payments or perform an act in breach of any applicable Laws on behalf of Strand or any of the Strand Subsidiaries.

Section 3.28            Insolvency.  No voluntary arrangement for winding up has been proposed under the Companies Act, 1956 or Companies Act, 2013 as may be applicable or any applicable Laws in respect of Strand. Strand is not insolvent and will not be insolvent under the Companies Act, 1956 or Companies Act, 2013 as may be applicable, or the Sick Industrial Companies (Special Provisions) Act, 1985.
Section 3.29            No Other Representations and Warranties.  Except for the representations and warranties contained in this ARTICLE 3 (including materials and information previously provided by Strand in writing to Venaxis), and, with respect to Strand Genomics, in the Asset Purchase Agreement, neither Strand, Strand Genomics nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Strand or Strand Genomics, including any representation or warranty as to the future revenue, profitability or success of its business, or any representation or warranty arising from statute or otherwise in law.
ARTICLE 4
 REPRESENTATIONS AND WARRANTIES OF VENAXIS
Venaxis hereby represents and warrants to Strand that the statements contained in this ARTICLE 4 are true and correct as of the date hereof, as supplemented by materials provided in writing by or on behalf of Venaxis prior to the date hereof :
Section 4.1               Organization, Existence and Power.
(a)            Venaxis is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado.  Venaxis has full right, power and authority to enter into this Agreement to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by Venaxis of this Agreement, the performance by Venaxis of its obligations hereunder and the consummation by Venaxis of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Venaxis.  Venaxis is duly licensed or qualified to do business and is in good standing in each jurisdiction in which properties are owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect.  This Agreement, and each of the Transaction Agreements to which Venaxis is a party, has been duly executed and delivered by Venaxis, and (assuming due authorization, execution and delivery by Strand, Strand Genomics and each Strand Shareholder, as applicable) this Agreement and each such Transaction Agreement constitutes a legal, valid and binding obligation of Venaxis enforceable against Venaxis in accordance with its terms.

(b)            The copies of the articles of incorporation, as amended, and bylaws of Venaxis delivered to Strand are true and complete copies, and Venaxis has not entered into any ultra vires transaction which has had or is likely to have a Material Adverse Effect on Venaxis.  The minute books of Venaxis have been properly and accurately maintained and written, are up-to-date in all respects, and contain full and accurate records of all resolutions passed by the board of directors and the shareholders of Venaxis.  All such documents are in the possession of Venaxis.  The directors of Venaxis have been duly and validly elected in accordance with the articles of incorporation, as amended, and bylaws of Venaxis, and none of the directors of Venaxis are disqualified.
Section 4.2               Authority of Venaxis.  Venaxis has all necessary corporate power and authority to enter into this Agreement, and to carry out its obligations hereunder.  The execution and delivery by Venaxis of this Agreement, and the performance by Venaxis of its obligations hereunder have been duly authorized by all requisite corporate action on the part of Venaxis, subject to receipt of the approvals of the Venaxis shareholders under the Venaxis Proxy Statement.  This Agreement has been duly executed and delivered by Venaxis, and (assuming due authorization, execution and delivery by Strand and Strand Genomics) this Agreement constitutes a legal, valid and binding obligation of Venaxis, enforceable against Venaxis in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
Section 4.3              No Conflicts; Consents.  The execution, delivery and performance by Venaxis of this Agreement and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or the memorandum and articles of association of Venaxis; (b) result in a violation or breach of any provision of any Law or Government Order applicable to Venaxis, its business or its assets; or (c) require the Consent by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Venaxis Contracts, except as previously disclosed to Strand in writing.  No consent or approval is required by a Governmental Authority or a third party with respect to Venaxis in connection with the execution and delivery of this Agreement and each of the Transaction Agreements to which Venaxis is a party, and the consummation of transactions contemplated hereby or thereby, except for (i) where the failure to obtain any such consent or approval would not, individually or in the aggregate, affect Venaxis' ability to consummate the transactions contemplated by this Agreement and each of the Transaction Agreements to which Venaxis is a party, and (ii) the registration of New Venaxis Shares under the Securities Act (the "Venaxis Required Consents and Filings").
Section 4.4               Ownership; Subsidiaries.  Venaxis does not control or own, directly or indirectly, any equity or profits interests in any Person or have the power, directly or indirectly, to elect any Persons to the board of directors or comparable governing body of any other Person other than Venaxis Sub U.S.  Venaxis is not a participant in any joint venture or similar arrangement with any Person.

Section 4.5               Capitalization(a)           The authorized capital stock of Venaxis consists of (i) 60,000,000 shares of Common Stock of which, as of November 30, 2015, 30,990,029 shares of Common Stock were issued and outstanding.  Venaxis has no preferred stock.  As of September 30, 2015, there were outstanding stock options and warrants of Venaxis to purchase an aggregate of 6,187,266 shares of Common Stock.  Venaxis has not issued any stock options and warrants since September 30, 2015.  All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.  Except as previously disclosed to Strand in writing, there are no preferences, liquidation payments or similar rights due to any of Venaxis shareholders that will be triggered by the transactions contemplated by the Transaction Agreements.  There are no outstanding appreciation, phantom, profit participation or similar rights with respect to the securities of Venaxis other than those filed as exhibits to the Securities Filings. Venaxis has not violated any securities Law in connection with the offer, sale or issuance of any of its capital stock.  There are no voting trusts, proxies or other Contracts relating to the voting of the securities of Venaxis.
Section 4.6               Financial Statements.  Complete copies of the Venaxis audited financial statements consisting of the balance sheet of Venaxis as at December 31 in each of the years 2014, 2013 and 2012, and the related statements of operations, shareholders' equity and cash flow for the years then ended (the "Venaxis Audited Financial Statements"), and unaudited financial statements consisting of (i) the balance sheet of Venaxis as at September 30, 2015, and the related statements of operations and cash flow for the nine-month period then ended and (ii) the balance sheet of Venaxis as at November 30, 2015 (the "Venaxis Interim Financial Statements" and together with the Audited Financial Statements, the "Venaxis Financial Statements") have been timely filed with the SEC as part of the Securities Filings (with the exception of the unaudited, internally prepared balance sheet of Venaxis as at November 30, 2015), and are available to Strand and each Strand Shareholder.  The Financial Statements have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Venaxis Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes.  The Venaxis Financial Statements are based on the accounting records of Venaxis, and fairly present in all material respects the financial condition of Venaxis as of the respective dates they were prepared and the results of the operations of Venaxis for the periods indicated.  The audited balance sheet of Venaxis as of December 31, 2014 is referred to herein as the "Venaxis Balance Sheet" and the date thereof as the "Venaxis Balance Sheet Date," and the balance sheet of Venaxis as at September 30, 2015 is referred to herein as the "Venaxis Interim Balance Sheet" and the date thereof as the "Venaxis Interim Balance Sheet Date."
Section 4.7               Undisclosed Liabilities.  Venaxis has no Liabilities except (a) those which are adequately reflected or reserved against in the Venaxis Interim Balance Sheet as of the Venaxis Interim Balance Sheet Date, (b) current liabilities which have been incurred in the Ordinary Course of Business since the Venaxis Interim Balance Sheet Date and (c) as previously disclosed to Strand in writing.
Section 4.8               Absence of Certain Changes, Events and Conditions.  Since the Venaxis Interim Balance Sheet Date, and other than in the Ordinary Course of Business, there has not been any:

(a)            event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(b)            material change in any method of accounting or accounting practice for its business, except as required by U.S. GAAP, which negatively affected its business;
(c)            material change in cash management practices and policies, practices and procedures with respect to recordation or collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, inventory control, prepayment of expenses, payment of accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;
(d)            entry into any Contract that would constitute a Material Venaxis Contract;
(e)            incurrence, assumption or guarantee of any material Debt;
(f)             transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Venaxis Interim Balance Sheet, except for the consummation of the transactions contemplated by the Venaxis Building Sale Contract and the sale of Inventory in the Ordinary Course of Business;
(g)            cancellation, amendment, termination, or waiver of any rights under, any material Debts or Claims;
(h)            transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property;
(i)             damage, destruction or loss, or any interruption in use, of any assets, whether or not covered by insurance that would constitute a Material Adverse Effect;
(j)             acceleration, termination, material modification to or cancellation of any Contract or Permit;
(k)            material capital expenditures;
(l)             imposition of any Encumbrance upon any of the assets;
(m)            grant of any bonuses, whether monetary or otherwise, or any increase in compensation in respect of any current or former employee or current or former independent contractor, other than as provided for in any written agreements or consistent with past practice, or change in the terms of consultancy for any independent contractor;
(n)            entry into or termination of any employment or consulting agreement, written or oral, or modification of the terms of any such existing agreement;
(o)            loan to, or entry into any other transaction with, any current or former employee or current or former independent contractor;

(p)            adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(q)            purchase, lease or other acquisition of the right to own, use or lease any assets for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for the consummation of the transactions contemplated by the Venaxis Building Sale Contract and purchases of Inventory or supplies in the Ordinary Course of Business;
(r)             adoption, amendment, modification or termination of any bonus, profit sharing, incentive, severance, or other plan, Contract or commitment for the benefit of any current or former employee or current or former independent contractor (or any such action taken with respect to any other Employee Benefit Plan); or
(s)            except as previously disclosed in writing to Strand, any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.
Section 4.9              Material Venaxis Contracts.
(a)            Venaxis has made available to Strand each of the following material Contracts (x) by which any of Venaxis' assets are bound or affected or (y) to which Venaxis is a party or by which it is bound in connection with its business or its assets (together with all Venaxis Intellectual Property Agreements filed with the Venaxis Securities Filings, collectively, the "Material Venaxis Contracts"):
(i)              all Contracts involving aggregate consideration in excess of $50,000 or requiring performance by any party more than one (1) year from the date hereof, which, in each case, cannot be cancelled without penalty or without more than thirty (30) days' notice;
(ii)            all Contracts that relate to the sale of any of its assets, other than in the ordinary course of business;
(iii)            all Intellectual Property Agreements with consideration of $50,000 or more;
(iv)           all Contracts that relate to the acquisition of any business, equity or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise) with a value of $50,000 or above;
(v)            all Contracts relating to Debt;
(vi)           all Contracts between or among Venaxis on the one hand and any Affiliate of Venaxis on the other hand;

(vii)          all Contracts with consideration of $50,000 or more that provide for the indemnification of any Person or the assumption of any Tax, environmental or other liability of any Person;
(viii)        all employment agreements and Contracts with material independent contractors or material consultants (or similar arrangements),for this purpose, "materiality" meaning annual compensation over $25,000;
(ix)            all Contracts that limit or purport to limit the ability of Venaxis to compete in any line of business or with any Person or in any geographic area or during any period of time;
(x)             all Contracts for the sale of any of its assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of its assets; and
(xi)            all powers of attorney with respect to Venaxis.
(b)            Each Material Venaxis Contract is valid and binding on Venaxis in accordance with its terms and is in full force and effect.  None of Venaxis or, to Venaxis' Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Venaxis Contract, except as previously disclosed to Strand in writing.  To Venaxis' Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Venaxis Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder, except as previously disclosed to Strand in writing.  Complete and correct copies of each Material Venaxis Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Venaxis.  Except as previously disclosed to Strand in writing, there are no material disputes pending or, to Venaxis' Knowledge, threatened under any Material Venaxis Contract.
(c)            Venaxis has not been a party to any Contract, arrangement or practice which in whole or in part contravenes or is invalidated by any restrictive trade practices, competition, fair trading, consumer protection or similar Laws under the relevant jurisdiction or in respect of which any filing, registration or notification is required pursuant to such Laws, (whether or not the same has in fact been made) and which would have a Material Adverse Effect on Venaxis.
Section 4.10           Title to Tangible Personal Property.  Venaxis has good and valid title to, or a valid leasehold interest in, all Tangible Personal Property included in its assets, free and clear of Encumbrances except for Permitted Encumbrances.
Section 4.11           Condition and Sufficiency of Assets.  The Tangible Personal Property included in Venaxis' assets are in good operating condition and repair, and adequate for the uses to which it is being put, and none of such Tangible Personal Property is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs.

Section 4.12            Securities Filings and Incorporated Documents; NASDAQ.
(a)            The Securities Filings, and the documents incorporated by reference in the Securities Filings, when they were filed with the SEC, conformed in all material respects to the requirements of the Exchange Act, and none of such Securities Filings or documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and any further documents so filed and incorporated by reference in the Securities Filings, when such documents are filed with the SEC, will conform in all material respects to the requirements of the Exchange Act and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(b)            Venaxis Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed on the Nasdaq Capital Market.  Except as disclosed in the Securities Filings, Venaxis is in compliance with the continued listing requirements of the Nasdaq Marketplace Rules and has taken no action designed to, or which to Venaxis' Knowledge is likely to have the effect of, terminating the registration of the Venaxis Common Stock under the Exchange Act or delisting the Venaxis Common Stock from the Nasdaq Capital Market.
Section 4.13            Title to Assets; Real Property.  Venaxis has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Venaxis Audited Financial Statements or acquired after the Venaxis Interim Balance Sheet Date that are material to the business of Venaxis, other than properties and assets sold or otherwise disposed of in the Ordinary Course of Business since the Venaxis Interim Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except those that (a) do not materially interfere with the use made and proposed to be made of such property by Venaxis, or (b) could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Venaxis has not received any written notice of existing, pending or, to Venaxis' Knowledge, threatened (i) condemnation proceedings affecting its Real Property, or (ii) zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to materially and adversely affect the ability to operate the Real Property as currently operated.  Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty.
Section 4.14            Intellectual Property.
(a)            "Venaxis Intellectual Property" means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world that is owned by Venaxis or in which Venaxis holds exclusive or non-exclusive rights or interests granted by license from other Persons.
(i)            trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing;

(ii)            original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications;
(iii)            confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and
(iv)            patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications.
(b)            Venaxis has provided to Strand copies of or access to (i) all Venaxis Intellectual Property.  Except as previously disclosed to Strand in writing, Venaxis exclusively owns or has the exclusive right to use all of Venaxis' Intellectual Property and the Intellectual Property licensed to Venaxis under Intellectual Property Agreements other than Intellectual Property that is customarily not licensed on an exclusive basis.
(c)            (i) The conduct of Venaxis' business as currently or formerly conducted does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any Person in the jurisdictions in which Venaxis exploits its Intellectual Property; and (ii) to Venaxis' Knowledge, no Person is infringing, misappropriating or otherwise violating any of Venaxis' Intellectual Property.
(d)            Venaxis has entered into binding, written agreements with every material current and former employee of Venaxis, and with every material current and former independent contractor, whereby such employees and independent contractors (i) assign to Venaxis any ownership interest and right they may have in Venaxis' Intellectual Property; and (ii) acknowledge Venaxis' exclusive ownership of all of Venaxis' Intellectual Property.  Venaxis has made available to Venaxis true and complete copies of all such agreements.  Venaxis is in full compliance with all Legal Requirements applicable to the Venaxis Intellectual Property and Venaxis' ownership and use thereof.
(e)            Venaxis' Intellectual Property is not the subject of any pending, nor has Venaxis received any written notice threatening, proceedings for opposition, cancellation, revocation, or rectification or Claims from employees and there are no facts or matters that might give rise to any such proceedings.
(f)            To Venaxis' Knowledge, all the Intellectual Property required to carry on the business as presently carried on, is owned by or licensed to, and is in the possession or under the control of Venaxis.

(g)            Venaxis has taken all reasonable steps necessary for the protection of the Intellectual Property owned or licensed to Venaxis and all rights therein.
(h)            The Intellectual Property owned by Venaxis is not subject to any Encumbrances other than Permitted Encumbrances.
(i)            Venaxis has regularly enhanced and maintained the Intellectual Property owned by Venaxis and Venaxis has adequate capabilities to use the Intellectual Property for the projected requirements of its business.
Section 4.15           Legal Proceedings; Government Orders.
(a)            Except as disclosed in the Securities Filings, there are no Actions pending or, to Venaxis' Knowledge, threatened against or by Venaxis relating to or affecting its business, its assets.
(b)            There are no outstanding Government Orders and no unsatisfied judgments, penalties or awards against or affecting its business or its assets.
(c)            Venaxis has not received any notice of any Action by any Governmental Authority or any other Person that would restrain, prohibit or otherwise challenge or impede the transactions contemplated by this Agreement or any of the Transaction Agreements, or will or is likely to have a Material Adverse Effect on Venaxis.
(d)            Venaxis is not being prosecuted for any criminal offence and no governmental or official investigation or inquiry concerning the business or officers of Venaxis (in such capacities) or any of its assets or its business is in progress or pending; and to Venaxis' Knowledge, there are no circumstances which are likely to give rise to any such proceedings investigation or inquiry.
(e)            No order has been made, petition presented, resolution passed or meeting convened for the winding up (or other process whereby the business is terminated or a substantial part of the assets of Venaxis are distributed amongst its creditors and/or shareholders or other contributories) of Venaxis and there are no cases or proceedings under any applicable insolvency, reorganization, or similar Laws concerning Venaxis.
(f)            To Venaxis' Knowledge, Venaxis' officers, agents or employees have not committed, or omitted to do, any act or thing the commission or omission of which is or could be in contravention of any statutory obligation or any applicable Laws giving rise to any fine, penalty, default proceedings or other Liability on Venaxis or officers of Venaxis (solely related to activities of Venaxis) or any of its assets or any judgment or decision which would materially affect the financial or trading position or prospects of Venaxis.
(g)            Venaxis has not committed:  (i) any criminal or unlawful act; (ii) any breach of fiduciary obligation under applicable Laws; or (iii) any breach of contract or statutory duty or any tortious act which could entitle any third party to terminate any Material Venaxis Contract to which Venaxis is a party; and which could, under subsections (i), (ii) or (iii) have a Material Adverse Effect on Venaxis.

Section 4.16            Compliance With Laws; Permits.
(a)            Venaxis has complied, and is now complying, in all material respects with all Laws applicable to the conduct of its business as currently conducted or the ownership and use of its assets.
(b)            All material Permits required for Venaxis to conduct its business as currently conducted or for the ownership and use of its assets have been obtained by Venaxis and are valid and in full force and effect, and Venaxis is not in breach of any terms and conditions of any such Permit.  Venaxis has made available to Strand all material current Permits issued to Venaxis which are related to the conduct of its business as currently conducted or the ownership and use of its assets, including the names of the Permits and their respective dates of issuance and expiration.  No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit.
(c)            None of the representations and warranties in this Section 4.16 shall be deemed to relate to environmental matters (which are governed by Section 4.17), employee benefits matters (which are governed by Section 4.18 ), employment matters (which are governed by Section 4.19) or Tax matters (which are governed by Section 4.20).
Section 4.17            Environmental Matters.
(a)            The operations of Venaxis with respect to its business and its assets have been and are in compliance with all Environmental Laws and Environmental Permits in all material respects. Venaxis has not received from any Person, with respect to its business or its assets, any: (i) notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Laws, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the First Closing Date.
(b)            Venaxis has obtained and is in material compliance with all material Environmental Permits necessary for the conduct of its business as currently conducted or the ownership, lease, operation or use of its assets.
(c)            There has been no Release of Hazardous Substances in contravention of Environmental Law with respect to its business, its assets or any Real Property, and Venaxis has not received any notice that its business or any of its assets or Real Property has been contaminated with any Hazardous Substance which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Venaxis.
(d)            Venaxis has previously disclosed to Strand the location of all off-site Hazardous Substances  treatment, storage or disposal facilities or locations used by Venaxis and any predecessors in connection with its business or its assets as to which Venaxis may retain liability or obligations, and none of these U.S.-based facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar U.S. state list, and Venaxis has not received any notice regarding potential Environmental Liabilities with respect to such off-site Hazardous Substances treatment, storage or disposal facilities or locations used by Venaxis.

Section 4.18           Employee Benefit Matters.
(a)            Venaxis has provided Strand with each material benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program in effect and covering one or more current Venaxis employees or directors, or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by Venaxis, or under which Venaxis has any material liability for premiums or benefits (each, a "Venaxis Benefit Plan").
(b)            Except as would not have a Material Adverse Effect, to Venaxis' Knowledge, each Venaxis Benefit Plan and related trust complies with all applicable Laws (including ERISA and the Code). Each Venaxis Qualified Benefit Plan has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Venaxis' Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable.  With respect to any Venaxis Benefit Plan, to Venaxis' Knowledge, no event has occurred or is reasonably expected to occur that has resulted in or would subject Venaxis to a Tax under Section 4971 of the Code or its assets to a lien under Section 430(k) of the Code.
(c)            No Venaxis Benefit Plan: (i) is subject to the minimum funding standards of any applicable Law, including Section 302 of ERISA or Section 412 of the Code; or (ii) is a "multi-employer plan" (as defined in Section 3(37) of ERISA). Except as would not have a Material Adverse Effect, Venaxis has not: (A) withdrawn from any pension plan under circumstances resulting (or expected to result) in liability; or (B) engaged in any transaction which would give rise to a liability under any applicable Law or Section 4069 or Section 4212(c) of ERISA.
(d)            Other than as required under Section 4980B of the Code or other applicable Law, no Venaxis Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).
(e)            Except as would not have a Material Adverse Effect, no Venaxis Benefit Plan exists that could: (i) result in the payment to any Venaxis employee, director or consultant of its business of any money or other property; or (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Venaxis employee, director or material consultant of its business, in each case, as a result of the execution of this Agreement.  Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in "excess parachute payments" within the meaning of Section 280G(b) of the Code.

Section 4.19           Employment Matters; Independent Contractors.
(a)            Venaxis has provided Strand with a list of all persons who are employees, consultants, or contractors of Venaxis as of the date hereof, and sets forth for each such individual the following:  (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof.  As of the date hereof, all commissions and bonuses payable to employees, material consultants, or material contractors of Venaxis' business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Venaxis with respect to any commissions, bonuses or increases in compensation.
(b)            Venaxis is not a party to, bound by, any collective bargaining or other agreement with a labor organization representing any of employees of Venaxis or any of its Subsidiaries. Since April 1, 2013, there has not been, nor, to Venaxis' Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting Venaxis or any of such employees.
(c)            Venaxis is in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to the employees of Venaxis or any of its Subsidiaries.
(d)            To Venaxis' Knowledge, none of the employees of Venaxis are in breach of their respective employment contracts or any other employee arrangements.
Section 4.20            Taxes.
(a)            Except as previously disclosed to Strand in writing, all Tax Returns required to be filed by Venaxis have been duly filed with the appropriate Governmental Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all respects; and (ii) all Taxes payable by Venaxis have been fully and timely paid.  The unpaid Taxes of Venaxis did not, as of the date of the most recent Venaxis Financial Statements, exceed the reserve for Tax liability set forth on the Venaxis Financial Statements.
(b)            There are no Encumbrances for Taxes on any of the assets of Venaxis other than Encumbrances for Taxes not yet due or payable.
(c)            Venaxis has complied, in all material respects, with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Law for jurisdictions where Tax Returns are filed.

(d)            There is no ongoing or threatened, in writing, Action, audit, examination or other investigation by any Governmental Authority of the Tax liability of Venaxis and there is no Claim concerning any Tax liability of Venaxis either (i) claimed or raised by any Governmental Authority in writing or (ii) as to which Venaxis (or employees of Venaxis responsible for Tax matters) has Knowledge.  No Tax Return of Venaxis has been audited or is currently the subject of an audit.  Venaxis has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(e)            All deficiencies asserted or assessments made as a result of any examinations by any Governmental Authority of the Tax Returns of, or including, Venaxis have been fully paid, and there are no other audits or investigations by any Taxing Authority in progress, nor has Venaxis received any notice from any Governmental Authority that it intends to conduct such an audit or investigation.  No issue has been raised by a Governmental Authority in any prior examination of Venaxis which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.
(f)            There is no Tax sharing, allocation, indemnity, or similar contract that will require any payment be made by Venaxis after the First Closing Date to any Person, and Venaxis is not liable for the Taxes of any other Person by virtue of any Tax law, as a transferee or successor by contract or otherwise.
Section 4.21           Suppliers and Customers.
(a)            Venaxis has provided Strand with a list of each supplier to whom Venaxis has paid consideration for goods or services rendered in an amount greater than or equal to $100,000 for the most recent completed fiscal year and each supplier to whom Venaxis has paid consideration for goods and/or services in an amount greater than or equal to $50,000 for the six (6) month period ended September 30, 2015 (collectively, the "Venaxis Material Suppliers").  Venaxis has not received any notice, and has no reason to believe, that any of the Venaxis Material Suppliers has ceased, or intends to cease, to supply goods or services to Venaxis or to otherwise terminate or materially reduce its relationship with Venaxis.
(b)            Venaxis has provided Strand with a list of the customers of Venaxis who or which ordered more than $100,000 of goods and services for the most recent completed fiscal year and each customer who committed to purchase goods and/or services in an amount greater than or equal to $50,000 for the six (6) month period ended September 30, 2015 (collectively, the "Venaxis Material Customers").  Venaxis has not received any notice, and has no reason to believe, that any of the Venaxis Material Customers has ceased, or intends to cease, purchasing goods or services or to otherwise terminate or materially reduce its relationship with Venaxis.
Section 4.22             Insurance.  Venaxis has provided Strand with (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Venaxis or its Affiliates and relating to its business (collectively, the "Venaxis Insurance Policies"); and (b) a list of all pending claims and a five-year claims history for Venaxis.  There are no claims pending under any such Venaxis Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.  Neither Venaxis nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies.  All premiums due on such Venaxis Insurance Policies have either been paid or, if not yet due, accrued.  All such Venaxis Insurance Policies (i) are in full force and effect and enforceable in accordance with their terms; (ii) to Venaxis' Knowledge, are provided by carriers who are financially solvent; and (iii) have not been subject to any lapse in coverage.  None of Venaxis or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Venaxis Insurance Policy.  True and complete copies of the Venaxis Insurance Policies have been made available to Strand.

Section 4.23           Product Liability, Warranty and Product Recalls.  To Venaxis' Knowledge, Venaxis has not committed any act or omission which could reasonably be expected to result in, or that could reasonably be expected to give rise to (i) any product liability not covered by insurance, (ii) any obligation to recall any products produced by Venaxis, or (iii) any material costs to cure any breach of warranty or failure to meet or exceed product specifications in excess of the reserve established therefor on the Venaxis Balance Sheet or Venaxis Interim Balance Sheet, as the case may be.
Section 4.24            Related Party Transactions.  There are no transactions or series of transactions between Venaxis, on the one hand, and any Related Party, on the other hand, that are currently in effect, other than any employment agreement, consultant agreement, agreement not to compete with Venaxis, agreement to maintain the confidential information of Venaxis, agreement assigning Intellectual Property rights to Venaxis and the participation in any Venaxis Benefit Plan.  Neither Venaxis nor, to Venaxis' Knowledge, any employees, own, directly or indirectly, any interest in, or is an officer, director, employee or consultant of, any Person that is engaged in business that is a competitor of Venaxis or that is a supplier to or customer or distributor of Venaxis.  Neither Venaxis nor, to Venaxis' Knowledge any employees of Venaxis have been entered into any contracts or agreements otherwise than on arm's length terms or outside the Ordinary Course of Business that would be or constitute a Related Party transaction.
Section 4.25           Brokers.  Except for Jon Vance of MedDx Strategy Partners, LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Agreement based upon arrangements made by or on behalf of Venaxis.
Section 4.26            Materials Provided.  Any written materials provided by Venaxis or its Representatives to Strand (which include the Securities Filings) do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, and in light of the circumstances under which they are made, not misleading.
Section 4.27           No Restrictions on Business Activities.  There is no agreement or contract (non-compete or otherwise), commitment, judgment, injunction, order or decree to which Venaxis is a party or otherwise binding upon Venaxis which has or reasonably could be expected to have the effect of prohibiting or impairing the conduct of the business of Venaxis.

Section 4.28            Illegal Payments.  Venaxis, including but not limited to its employees or material consultants of Venaxis, has not paid, offered or promised to pay, or authorized the payment directly or indirectly of any Improper Payments to any government official or employee, or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of the Governmental Authority.  By way of clarification, a government official or employee includes employees of regulatory bodies, government-owned institutions such as hospitals and clinics, universities, public utilities, government-owned corporations, schools, convention centers and stadiums.  Venaxis is not in violation of any applicable Laws, including the Foreign Corrupt Practices Act of 1977 and all similar laws in force in Europe, and the rules and regulations thereunder as may be amended and promulgated from time to time.  Venaxis has not made or permitted any Person to make any Improper Payments or perform an act in breach of any applicable Laws on behalf of Venaxis.
Section 4.29           Insolvency.  No voluntary arrangement for winding up has been proposed under any applicable Laws in respect of Venaxis. Venaxis is not insolvent under applicable Laws.
Section 4.30           No Other Representations and Warranties.  Except for the representations and warranties contained in this ARTICLE 4 (including materials and information made available by Venaxis to Strand or Strand Genomics in writing), neither Venaxis nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Venaxis, including any representation or warranty as to the future revenue, profitability or success of its business, or any implied representation or warranty arising from statute or otherwise in law.
ARTICLE 5
 COVENANTS
Section 5.1               Conduct of Strand and Strand Genomics Business Prior to the First Closing.  From the date hereof until the First Closing, except as otherwise provided in this Agreement or consented to in writing by Venaxis (which consent shall not be unreasonably withheld or delayed), each of Strand and Strand Genomics shall (x) conduct its business in the Ordinary Course of Business; and (y) use commercially reasonable efforts to maintain and preserve intact its current organization and operations and to preserve the rights, goodwill and relationships of its employees, consultants, customers, lenders, suppliers, regulators and others having relationships with its business.  Without limiting the foregoing, from the date hereof until the First Closing Date, each of Strand and Strand Genomics shall:
(a)            preserve and maintain all material Permits required for the conduct of its business as currently conducted or the ownership and use of its assets;
(b)            pay all the material debts, Taxes and other obligations of its business when due;

(c)            maintain all the material properties and assets included in its assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;
(d)            continue in full force and effect without modification all Insurance Policies, except as required by Law or in the Ordinary Course of Business;
(e)            defend and protect all the material properties and assets included in its assets from infringement or usurpation except in the Ordinary Course of Business;
(f)             perform all of its obligations under all Contracts;
(g)            maintain its Books and Records in accordance with past practice in all material respects;
(h)            comply in all material respects with all Laws applicable to the conduct of its business or the ownership and use of its assets; and
(i)              not take any action that would cause any of the changes, events or conditions described in Section 3.8 to occur.
(j)              Between the date of execution of this Agreement and the First Closing Date, Strand:
(i)            shall not declare or pay any dividends, or effect any splits or reverse splits of its securities or similar transaction other than the Reverse Split;
(ii)           shall not hire any new employees or give any raises to employees or pay any bonuses or severance amounts to existing employees other than under its currently existing agreements and policies; and
(iii)         shall not issue any additional shares, options, phantom shares or warrants.
Section 5.2              Conduct of Venaxis Business Prior to the First Closing.  From the date hereof until the First Closing, except as otherwise provided in this Agreement or consented to in writing by Strand (which consent shall not be unreasonably withheld or delayed), Venaxis shall (x) conduct its business in the Ordinary Course of Business; and (y) use commercially reasonable efforts to maintain and preserve intact its current organization and operations and to preserve the rights, goodwill and relationships of its employees, consultants, customers, lenders, suppliers, regulators and others having relationships with its business.  Without limiting the foregoing, from the date hereof until the First Closing Date, Venaxis shall:
(a)            preserve and maintain all material Permits required for the conduct of its business as currently conducted or the ownership and use of its assets;
(b)            pay all the material debts, Taxes and other obligations of its business when due;

(c)            maintain all the properties and assets included in its assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;
(d)            continue in full force and effect without modification all Insurance Policies, except as required by Law or in the Ordinary Course of Business;
(e)            defend and protect all the material properties and assets included in its assets from infringement or usurpation, except in the Ordinary Course of Business;
(f)             perform all of its obligations under all Contracts;
(g)            maintain its Books and Records in accordance with past practice in all material respects;
(h)            comply in all material respects with all Laws applicable to the conduct of its business or the ownership and use of its assets;
(i)              not take or permit any action that would cause any of the changes, events or conditions described in Section 4.8 to occur except as required by Venaxis to close the sale of its real property in accordance with the Venaxis Building Sale Contract; and
(j)              Between the date of execution of this Agreement and the First Closing Date, Venaxis:
(i)             shall not declare or pay any dividends;
(ii)            shall use reasonable and prudent business judgment to generate and conserve as much cash as reasonably practical, including taking reasonable and prudent efforts to reduce its expenses as much as practicable;
(iii)           shall not hire any new employees or give any raises to employees or pay any bonuses or severance amounts to existing employees beyond amounts disclosed to Strand; and
(iv)          shall not issue any additional shares, options, phantom shares or warrants.
Section 5.3               Cooperation and Access to Information.
(a)            From the date hereof and until the First Closing is consummated, each of Strand and Venaxis will use their respective commercially reasonable efforts to facilitate the activities and obligations of the parties under each of the Transaction Agreements, including, without limitation, this Agreement, the Asset Purchase Agreement, the Share Sale Agreements and the Investment Agreements, and will use commercially reasonable efforts to:  (i) take the actions necessary to secure the approval of Venaxis shareholders to the Transactions and other proposals submitted in the Venaxis Proxy Statement and (ii) cause each Outstanding Shareholder to execute all Transaction Agreements applicable to him, her or it; provided, if all such Transaction Agreements are not executed by the First Closing, this subsection (ii) shall continue until the Second Closing. Venaxis shall provide all documents and information which may be required to obtain the Strand Required Consents and Filings including Know Your Customer (KYC) requirements of Kotak Mahindra Bank Limited and use commercially reasonable efforts to assist Strand in obtaining the Strand Required Consents and Filings.

(b)            From the date hereof and until the Second Closing is consummated, each of Strand and Venaxis shall (a) afford the other Party and its Representatives full and free access to and the right to inspect all of the assets, Books and Records, Contracts and other documents and data related to its business; (b) furnish the other Party and its Representatives with such financial, operating and other data and information related to its business as the requesting Party or any of its Representatives may reasonably request; and (c) instruct the Representatives of Strand and Venaxis, as applicable to cooperate with the other Party in its investigation of its business.  Any investigation pursuant to this Section 5.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of its business or any other businesses of Strand or Venaxis, as the case may be.
Section 5.4              No Solicitation of Other Bids.
(a)            During the Pre-Closing Period, neither Strand nor Venaxis shall, directly or indirectly, and each of Strand and Venaxis shall ensure that its respective Subsidiaries and its respective Representatives do not, directly or indirectly:
(i)             solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that would reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry;
(ii)            furnish any nonpublic information regarding Strand or Venaxis, as the case may be, or any of its respective Subsidiaries, to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry;
(iii)            engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry;
(iv)           approve, endorse or recommend any Acquisition Proposal or Acquisition Inquiry; or
(v)            enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction;
(vi)            provided, however, that prior to the Venaxis Shareholders' Meeting, this Section 5.4(a) shall not prohibit Venaxis from furnishing nonpublic information regarding Venaxis to, or entering into discussions and negotiations with, any Person in response to an Acquisition Proposal made by such Person (and not withdrawn) that constitutes, or would reasonably be expected to result in the submission by such Person to Venaxis of, a Venaxis Superior Offer if: (A) neither Venaxis nor any Representative of Venaxis shall have breached any of the provisions set forth in this Section 5.4(a); (B) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person, Venaxis gives Strand written notice of the identity of such Person and of Venaxis' intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person, and Venaxis receives from such Person an executed confidentiality agreement; and (C) at least two business days prior to furnishing any such nonpublic information to such Person, Venaxis furnishes such nonpublic information to Strand (to the extent such nonpublic information has not been previously furnished by Venaxis to Strand), and provided, however, that prior to the receipt of the Venaxis Shareholder Approvals, this Section 5.4(a) shall not prohibit Strand from furnishing nonpublic information regarding Strand to, or entering into discussions and negotiations with, any Person in response to an Acquisition Proposal made by such Person (and not withdrawn) that constitutes, or would reasonably be expected to result in the submission by such Person to Strand of, a Strand Superior Offer if: (A) neither Strand nor any Representative of Strand shall have breached any of the provisions set forth in this Section 5.4(a); (B) at least two days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person, Strand gives Venaxis written notice of the identity of such Person and of Strand's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person, and Strand receives from such Person an executed confidentiality agreement; and (C) at least two days prior to furnishing any such nonpublic information to such Person, Strand furnishes such nonpublic information to Venaxis (to the extent such nonpublic information has not been previously furnished by Strand to Venaxis).

(b)            Each of Strand and Venaxis shall promptly (and in no event later than 48 hours after receipt of any Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of any Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. Such Party shall keep the other Party informed with respect to: (i) the status of any such Acquisition Proposal or Acquisition Inquiry; and (ii) the status and terms of any modification or proposed modification thereto.
(c)            Each of Strand and Venaxis shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry.
Section 5.5               Notice of Certain Events.
(a)            From the date hereof until the Closing, each of Strand and Venaxis shall promptly notify the other Party in writing of:
(i)            any fact, circumstance, event or action the existence, occurrence or taking of which the notifying Party has Knowledge, that (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Strand or Venaxis hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in ARTICLE 6 to be satisfied;

(ii)            any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(iii)           any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and
(iv)           any Actions commenced or, to the notifying Party's Knowledge, threatened against, relating to or involving or otherwise affecting its business, its assets that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or that relates to the consummation of the transactions contemplated by this Agreement.
(b)            The receiving Party's receipt of information pursuant to this Section 5.5 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Strand or Venaxis in this Agreement and shall not be deemed to amend or supplement any materials or information provided in writing by one Party to the other.
Section 5.6               Governmental Approvals and Consents.  Each Party shall, as promptly as possible, (a) make, or cause or be made, all filings and submissions required under any Law applicable to such Party or any of its Affiliates; and (b) use commercially reasonable efforts to obtain, or cause to be obtained, all Permits, consents and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Agreements.  Each Party shall cooperate fully with the other Party and its Affiliates in promptly seeking to obtain all such Consents.  The Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.
Section 5.7               Venaxis Proxy Statement.  As promptly as practicable after the date of this Agreement, Venaxis shall prepare the Venaxis Proxy Statement and cause a preliminary Venaxis Proxy Statement to be filed with the SEC.  Venaxis shall provide Strand (and its counsel) with a reasonable opportunity to review and comment on the Venaxis Proxy Statement prior to it being filed on a preliminary basis with the SEC.  Venaxis shall use commercially reasonable efforts and Strand shall cooperate with Venaxis as reasonably requested by Venaxis: (i) to cause the Venaxis Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC; and (ii) to promptly notify Strand of, cooperate with Strand with respect to and respond promptly to any comments of the SEC or its staff.  Venaxis shall use best efforts to cause the Venaxis Proxy Statement to be mailed to Venaxis' shareholders, as promptly as practicable after it is able to do under the applicable SEC Legal Requirements.  Each of Venaxis and Strand shall promptly furnish to the other all information concerning such Party and its Subsidiaries and shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.7.  If either Venaxis or Strand becomes aware of any information that should be disclosed in an amendment or supplement to the Venaxis Proxy Statement, then such Party: (A) shall promptly inform the other Party thereof; (B) shall provide the other Party (and its Representatives) with a reasonable opportunity to review and comment on any amendment or supplement to the Venaxis Proxy Statement prior to it being filed with the SEC; (C) shall provide the other Party with a copy of such amendment or supplement promptly after it is filed with the SEC; and (D) shall cooperate, if appropriate, in mailing such amendment or supplement to the shareholders of Venaxis.

Section 5.8               Venaxis Shareholders' Meeting.
(a)            Venaxis shall take all action necessary to call, give notice of and hold a meeting of the holders of Venaxis Common Stock to vote on the Venaxis Shareholder Approvals (the "Venaxis Shareholders' Meeting").  The Venaxis Shareholders' Meeting shall be scheduled to be held on a date selected by Venaxis but no later than 40 calendar days after the date the Venaxis Proxy Statement is first mailed to the Venaxis shareholders.  Venaxis shall ensure that all proxies solicited in connection with the Venaxis Shareholders' Meeting are solicited in compliance with all applicable Law and Legal Requirements.
(b)            Subject to Section 5.8(c): (i) the Venaxis Proxy Statement shall include a statement to the effect that the Board of Directors of Venaxis recommends that Venaxis' shareholders vote to approve each of the Venaxis Shareholder Approvals submitted to the Venaxis shareholders in the Venaxis Proxy Statement (the "Venaxis Board Recommendation"); and (ii) the Venaxis Board Recommendation shall not be withdrawn or modified in a manner adverse to Strand, and no resolution by the Board of Directors of Venaxis or any committee thereof to withdraw the Venaxis Board Recommendation or modify the Venaxis Board Recommendation in a manner adverse to Strand shall be adopted. Nothing in this Section 5.8(b) shall preclude Venaxis from making any accurate and complete public disclosure of any material facts if: (1) Venaxis' Board of Directors determines in good faith, after taking into account the advice of Venaxis' outside legal counsel, that such disclosure is required by the fiduciary duties of the Board of Directors of Venaxis or by any Law or Legal Requirement; and (2) Venaxis shall have provided Strand with reasonable advance notice of the content of such disclosure.
(c)            Notwithstanding anything to the contrary contained in Section 5.8(b), at any time prior to the approval of the proposals submitted to the Venaxis shareholders in the Venaxis Proxy Statement, the Venaxis Board Recommendation may be withdrawn or modified in a manner adverse to Strand if:  (i) Venaxis shall have provided to Strand, at least five Business Days prior to each meeting of Venaxis' Board of Directors at which such Board of Directors considers the possibility of withdrawing the Venaxis Board Recommendation or modifying the Venaxis Board Recommendation in a manner adverse to Strand, written notice of such meeting together with reasonably detailed information regarding the circumstances giving rise to the consideration of such possibility; and (ii) Venaxis' Board of Directors determines in good faith, on account the advice of Venaxis' outside legal counsel, that the withdrawal or modification of the Venaxis Board Recommendation is required in order for Venaxis' Board of Directors to comply with its fiduciary obligations to Venaxis' shareholders under applicable Law. Venaxis shall notify Strand promptly (and in any event within two hours) of: (1) any withdrawal of or modification to the Venaxis Board Recommendation; and (2) the circumstances surrounding such withdrawal or modification.

Section 5.9              Stock Options.
(a)            In connection with the First Closing, without any action on the part of Venaxis, Strand, the holders of ESOP Options or the U.S. employees of Strand Genomics or Venaxis Sub U.S., except as otherwise required by applicable Law, Venaxis shall issue the Venaxis Options and other stock options to acquire Common Stock under and in accordance with the terms of a Venaxis Incentive Plan to the employees and directors of Strand, Strand Genomics or Venaxis Sub U.S. as set forth on Schedule 2.4(b) and Schedule 2.4(c).
(b)            Provided that Strand shall first provide to Venaxis all information necessary for Venaxis to comply with Section 16(b) of the Exchange Act and any other information reasonably requested by Venaxis and relating to the same, the Board of Directors of Venaxis shall, prior to the First Closing, take appropriate action to approve, for purposes of Section 16(b) of the Exchange Act, the deemed grant of options to purchase Common Stock under the Venaxis Options issued in replacement of the ESOP Options and options issued pursuant to Section 2.4(c) hereof.
(c)            Venaxis shall file with the SEC no later than 10 business days after the First Closing a registration statement on Form S-8 (or any successor form or other appropriate forms) relating to Venaxis Common Stock issuable pursuant to a Venaxis Incentive Plan (to the extent not previously registered on Form S-8) and shall use all reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the applicable Venaxis Incentive Plan remains in effect.  Venaxis shall use all reasonable efforts to cause shares of Common Stock, when issued upon exercise of the Venaxis Options and options issued pursuant to Section 2.4(c) hereof, to be approved for quotation on NASDAQ.
(d)            Prior to the First Closing, Strand shall take all actions that may be necessary to cancel the ESOP Options to effectuate the provisions of this Section 5.9 and to ensure that, from and after the First Closing, holders of ESOP Options have no rights with respect thereto other than those specifically provided in this Section 5.9.
Section 5.10           Closing Conditions.  From the date hereof until the applicable Closing, each Party shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE 6.
Section 5.11           Transfer Taxes.  All transfer, documentary, sales, use, registration, value added and other such Taxes and fees (including any penalties and interest), but excluding capital gains Tax which will be borne by the respective Strand Shareholder, incurred in connection with this Agreement and the other Transaction Agreements shall be borne and paid by Strand and Venaxis in equal proportions when due, except that Venaxis shall be responsible and pay any stamp duty payable on the share transfer forms to be executed in accordance with the Share Sale Agreements.  Following the First Closing, neither Venaxis nor Strand shall take any action to modify this covenant.  This covenant shall survive the Closings contemplated by this Agreement and the Transaction Agreements and shall survive in perpetuity.
Section 5.12            Indemnification and D&O Insurance.

(a)            Venaxis shall maintain in effect for not less than six years after the First Closing Venaxis' existing directors' and officers' liability insurance ("D&O Insurance") covering acts or omissions occurring (or alleged to occur) prior to or at the First Closing with respect to Indemnified Persons; provided that Venaxis may substitute therefor policies of the same or substantially similar coverage and amounts containing terms no less advantageous to the Indemnified Persons.  In lieu of the foregoing, Venaxis may purchase, prior to the First Closing, a six-year "tail" prepaid directors' and officers' liability insurance policy in respect of acts or omissions occurring (or alleged to occur) prior to the First Closing covering each such Indemnified Person ("D&O Run-off Insurance"); provided that in no event shall Venaxis be required to pay an aggregate premium for D&O Run-off Insurance under this Section in excess of $675,000.  In the event that the aggregate premium for D&O Run-off Insurance exceeds $675,000, Venaxis shall purchase the highest level of directors' and officers' liability insurance coverage available for $675,000.
(b)            Effective as of the First Closing, Venaxis shall enter into indemnification agreements with each of the directors and officers identified on Schedule 2.5, substantially in the form of Annex M.  In addition, in conjunction with the First Closing, Venaxis shall enter into an addendum to the existing indemnification agreements with those individuals serving as Strand directors and key management employees as of the date of this Agreement to provide for continuation of the indemnification obligations of Strand to such individuals for events and occurrences arising prior to the date of the First Closing.  Strand may purchase, prior to the First Closing, a six-year "tail" prepaid directors' and officers' liability insurance policy in respect to acts or omissions occurring (or alleged to occur) prior to the First Closing covering each such Strand Indemnified Person ("Strand D&O Run-off Insurance"); provided that in no event shall Strand be required to pay an aggregate premium for Strand D&O Run-off Insurance under this Section in excess of $7,000.  In the event that the aggregate premium for Strand D&O Run-off Insurance exceeds $7,000, Strand shall purchase the highest level of directors' and officers' liability insurance coverage available for $7,000.
(c)            For purposes of this Section 5.12, "Indemnified Person(s)" shall mean any person who is now, or has been at any time prior to the First Closing, an officer or director of Venaxis or any of its Subsidiaries and "Strand Indemnified Person(s)" shall mean any person who is now, or has been at any time prior to the First Closing, a key management employee or director of Strand or any of its Subsidiaries.
Section 5.13           Covenant on Cash Schedules. From January 1, 2016 until the First Closing Date, Venaxis shall provide to Strand on or before the twentieth calendar day of each calendar month (i) an unaudited balance sheet of Venaxis as of the previous month-end and (ii) a forecast of expenses and the cash projected to be remaining with Venaxis as of the Drop Dead Date and to Venaxis' Knowledge, all known Liabilities of Venaxis projected as of the Drop Dead Date (collectively, the "Forecast").  Strand acknowledges that the Forecasts will be forward looking statements and may not be accurate.  In the absence of fraud or intentional wrongdoing by Venaxis, Strand agrees that this Section 5.13 shall not be considered, in any manner, under ARTICLE 6 or ARTICLE 7 of this Agreement, and shall not be a reason to renegotiate, amend or revise any terms of any of the Transaction Agreements.

Section 5.14           Information Supplied. None of the information supplied or to be supplied by or on behalf of Venaxis specifically for inclusion or incorporation by reference in the Venaxis Proxy Statement will, at the time the Venaxis Proxy Statement is first mailed to the Venaxis shareholders and, including any amendments or supplements that may be filed as described in Section 5.7, at the time of the Venaxis Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required.  None of the information supplied or to be supplied by or on behalf of Strand specifically for inclusion or incorporation by reference in the Venaxis Proxy Statement will, at the date it is first mailed to the shareholders of Venaxis and, including any amendments or supplements that may be filed as described in Section 5.7, at the time of the Venaxis Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required.
ARTICLE 6
 CLOSINGS; CLOSING CONDITIONS
Section 6.1              Conditions to Obligations of Venaxis to First Closing.  The obligations of Venaxis to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Venaxis' waiver, at or prior to the First Closing, of each of the following conditions:
(a)            The representations and warranties of Strand and Strand Genomics contained in this Agreement and those of Strand Shareholders in the Transaction Agreements, as applicable to them, and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation  or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) as of the First Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).
(b)            Strand shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the First Closing Date.
(c)            No Action shall have been commenced against Venaxis or Strand, which would prevent the First Closing.  No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.
(d)            All Strand Required Consents and Filings and Venaxis Required Consents and Filings, including but not limited to, those listed in Schedule 6.1 (the "Required Consents and Filings") shall have been received and delivered to Strand and Venaxis at or prior to the First Closing.
(e)            There shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f)             Each of the Outstanding Strand Shareholders who has not yet delivered to Venaxis duly executed counterparts to the Transaction Agreements to which he, she or it is a party, and who wants to participate in the First Closing shall have delivered to Venaxis duly executed counterparts to the Transaction Agreements to which he, she or it is a party, and Strand, Strand Genomics and the Strand Shareholders participating in the First Closing shall have delivered executed counterparts to such other documents and deliveries set forth in the Transaction Agreements as closing deliveries.
(g)            Venaxis shall have received a certificate, dated the First Closing Date and signed by a duly authorized officer of Strand, that each of the conditions set forth in Section 6.1(a) and Section 6.1(b) have been satisfied (the "Strand Closing Certificate").
(h)            Venaxis shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Strand certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Strand authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby; and (ii)  the names and signatures of the officers of Strand authorized to sign the other documents to be delivered under this Agreement.
(i)             The shareholders of Venaxis shall have approved the Venaxis Shareholder Approvals, by a vote of at least a majority of the outstanding shares entitled to vote on each such proposal.
(j)             Strand shall have delivered to Venaxis such other documents or instruments as Venaxis reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
(k)            Strand shall have caused its board of directors to issue letters seeking consent of the holders of each of the MediBIC Preferred Shares, the Preferred Shares and the Series B Shares of Strand in order to terminate the Restated Shareholders' Agreement dated 22 December 2014, amend the articles of association of Strand, and cancel all preferential rights attached to such MediBIC Preferred Shares, Preferred Shares and Series B Shares of Strand such that upon receiving such consents, all preference and equity shares of Strand are ordinary preference shares or ordinary equity shares, as the case may be, at the First Closing.
(l)             Strand shall have caused its board of directors to convene a special meeting of the holders of the Series B1 Equity Shares of Strand in order to terminate the Restated Shareholders' Agreement dated 22 December 2014, amend the articles of association of Strand, and cancel all preferential rights attached to such Series B1 Equity Shares of Strand in accordance with the procedure set out in the Restated Shareholders' Agreement dated 22 December 2014 such that upon receiving such consents, all Series B1 Equity Shares of Strand are ordinary equity shares, at the First Closing.
(m)           Strand Shareholders holding more than 90% of each of the MediBIC Preferred Shares, the Preferred Shares and the Series B Shares of Strand shall have consented in writing to terminate the Restated Shareholders' Agreement dated 22 December 2014, amend the articles of association of Strand, and cancel all preferential rights attached to such MediBIC Preferred Shares, Preferred Shares and Series B Shares of Strand such that upon receiving such consents, all preference and equity shares of Strand are ordinary preference shares or ordinary equity shares, as the case may be, at the First Closing.

(n)            Strand Shareholders holding more than a majority of the Series B1 Equity Shares of Strand shall have consented at a special meeting of the holders of the Series B1 Equity Shares of Strand to terminate the Restated Shareholders' Agreement dated 22 December 2014, amend the articles of association of Strand, and cancel all preferential rights attached to such Series B1 Equity Shares of Strand in accordance with the procedure set out in the Restated Shareholders' Agreement dated 22 December 2014 such that upon receiving such consents, all Series B1 Equity Shares of Strand are ordinary equity shares at the First Closing.
Section 6.2              Conditions to Obligations of Strand and Strand Genomics to First Closing.  The obligations of Strand, Strand Genomics and Strand Shareholders to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Strand's waiver, at or prior to the First Closing, of each of the following conditions:
(a)            The representations and warranties of Venaxis contained in this Agreement, the other Transaction Agreements and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation  or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) as of the First Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).
(b)            Venaxis shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Agreements to be performed or complied with by it prior to or on the First Closing Date.
(c)            No Action shall have been commenced against Venaxis or Strand, which would prevent the First Closing.  No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.
(d)            All Required Consents and Filings shall have been received and delivered to Strand and Venaxis at or prior to the First Closing.
(e)            There shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.
(f)            Venaxis shall have delivered to Strand Genomics and the Strand Shareholders duly executed counterparts to the Transaction Agreements (other than this Agreement), and such other documents and deliveries set forth in such Transaction Agreements as closing deliveries.

(g)            Strand shall have received a certificate, dated the First Closing Date and signed by a duly authorized officer of Venaxis, that each of the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied (the "Venaxis Closing Certificate").
(h)            Strand shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Venaxis certifying: (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Venaxis authorizing the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and (ii) certifying the names and signatures of the officers of Venaxis authorized to sign the other Transaction Agreements and the other documents to be delivered under this Agreement and thereunder.
(i)            The shareholders of Venaxis shall have approved the Venaxis Shareholder Approvals, by a vote of at least a majority of the outstanding shares entitled to vote on each such proposal.
(j)            Venaxis shall have delivered to Strand such other documents or instruments as Strand reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
(k)            Strand shall have caused its board of directors to issue letters seeking consent of the holders of each of the MediBIC Preferred Shares, the Preferred Shares and the Series B Shares of Strand in order to terminate the Restated Shareholders' Agreement dated 22 December 2014, amend the articles of association of Strand, and cancel all preferential rights attached to such MediBIC Preferred Shares, Preferred Shares and Series B Shares of Strand such that upon receiving such consents, all preference and equity shares of Strand are ordinary preference shares or ordinary equity shares, as the case may be, at the First Closing.
(l)            Strand shall have caused its board of directors to convene a special meeting of the holders of the Series B1 Equity Shares of Strand in order to terminate the Restated Shareholders' Agreement dated 22 December 2014, amend the articles of association of Strand, and cancel all preferential rights attached to such Series B1 Equity Shares of Strand in accordance with the procedure set out in the Restated Shareholders' Agreement dated 22 December 2014 such that upon receiving such consents, all Series B1 Equity Shares of Strand are ordinary equity shares, at the First Closing.
(m)            Strand Shareholders holding more than 90% of each of the MediBIC Preferred Shares, the Preferred Shares and the Series B Shares of Strand shall have consented in writing to terminate the Restated Shareholders' Agreement dated 22 December 2014, amend the articles of association of Strand, and cancel all preferential rights attached to such MediBIC Preferred Shares, Preferred Shares and Series B Shares of Strand such that upon receiving such consents, all preference and equity shares of Strand are ordinary preference shares or ordinary equity shares, as the case may be, at the First Closing.

(n)            Strand Shareholders holding a majority of the Series B1 Equity Shares of Strand shall have consented at a special meeting of the holders of the Series B1 Equity Shares of Strand to terminate the Restated Shareholders' Agreement dated 22 December 2014, amend the articles of association of Strand, and cancel all preferential rights attached to such  Series B1 Equity Shares of Strand in accordance with the procedure set out in the Restated Shareholders' Agreement dated 22 December 2014 such that upon receiving such consents, all Series B1 Equity Shares of Strand are ordinary equity shares, at the First Closing.
Section 6.3              Conditions to Obligations of Venaxis and Strand for Second Closing.  The obligations of Venaxis and Strand to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Venaxis', Strand's waiver, at or prior to the Second Closing, of each of the following conditions:
(a)            No Action shall have been commenced against Venaxis or Strand, which would prevent the Second Closing.  No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.
(b)            Each of the Outstanding Strand Shareholders who has not yet delivered to Venaxis duly executed counterparts to the Transaction Agreements to which he, she or it is a party, and who wants to participate in the Second Closing shall have delivered to Venaxis duly executed counterparts to the Transaction Agreements to which he, she or it is a party.
ARTICLE 7
 TERMINATION
Section 7.1              Termination.  This Agreement may be terminated at any time prior to the First Closing:
(a)            by the mutual written consent of Strand and Venaxis;
(b)            by Venaxis by written notice to Strand if:
(i)             Venaxis is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Strand pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 6.1 and such breach, inaccuracy or failure has not been cured by Strand within thirty (30) days of Strand's receipt of written notice of such breach from Venaxis; or
(ii)            any of the conditions set forth in Section 6.1 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by April 5, 2016, or such other date that the Parties may mutually agree upon, in writing, in their sole and absolute discretion (the "Drop Dead Date") unless such failure shall be due to the failure of Venaxis to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)            by Strand by written notice to Venaxis if:
(i)              Strand is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Venaxis pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 6.2 and such breach, inaccuracy or failure has not been cured by Venaxis within thirty (30) days of Venaxis' receipt of written notice of such breach from Strand; or
(ii)            any of the conditions set forth in Section 6.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Strand to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;
(d)            by Venaxis or Strand in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Government Order restraining or enjoining the transactions contemplated by this Agreement, and such Government Order shall have become final and non-appealable;
(e)            by Venaxis immediately prior to entering into a definitive agreement with respect to a Venaxis Superior Offer, provided that (i) subject to the terms of this Agreement, the Board of Directors of Venaxis has withdrawn or modified the Venaxis Board Recommendation in accordance with Section 5.8(c) and authorized Venaxis to enter into a definitive agreement for a transaction that constitutes a Venaxis Superior Offer, (ii) immediately prior to the termination of this Agreement, Venaxis pays to Strand the amount payable pursuant to Section 7.3(b) and (iii) immediately following such termination Venaxis enters into a definitive agreement to effect such Venaxis Superior Offer;
(f)             by Strand immediately prior to entering into a definitive agreement with respect to a Strand Superior Offer, provided that (i) subject to the terms of this Agreement, the Board of Directors of Strand has authorized Strand to enter into a definitive agreement for a transaction that constitutes a Strand Superior Offer, (ii) immediately prior to the termination of this Agreement, Strand pays to Venaxis the amount payable pursuant to Section 7.3(b), and (iii) immediately following such termination of Strand enters into a definitive agreement to effect such Strand Superior Offer;  or
(g)            by Venaxis if the Venaxis Shareholder Approvals are not received at the Venaxis Shareholders' Meeting.
Section 7.2              Effect of Termination.  In the event of termination of this Agreement in accordance with this Agreement, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except as set forth in Section 7.3.  If this Agreement is terminated, none of Strand, Strand Genomics, Strand Shareholders nor Venaxis shall have any obligation or liability under the other Transaction Agreements, or be required to proceed to closing under any such other Transaction Agreements.

Section 7.3               Expenses; Termination Fees.
(a)            Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby shall be paid by the Party incurring such expenses, whether or not the transactions are consummated, including, without limitation, the fees and expenses disclosed to the other Party; provided, however, that Venaxis and Strand shall share equally all fees and expenses, other than attorneys' fees, incurred in connection with the filing, printing and mailing of the Venaxis Proxy Statement and any amendments or supplements thereto.
(b)            If this Agreement is terminated by Venaxis pursuant to Section 7.1(e) then Venaxis shall pay to Strand a nonrefundable fee in the amount of $2,500,000 plus actual, direct costs and expenses of Strand in connection with the Transaction Agreements up to a cap of $1,500,000, and the transactions contemplated thereby at the time of such termination.  If this Agreement is terminated by Strand pursuant to Section 7.1(f), then Strand shall pay to Venaxis a nonrefundable fee in the amount of $2,500,000 plus actual, direct costs and expenses of Venaxis up to a cap of $1,500,000 in connection with the Transaction Agreements and the transactions contemplated thereby at the time of such termination.
ARTICLE 8
 MISCELLANEOUS
Section 8.1               Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by electronic mail (with confirmation of receipt), and with additional delivery under subsection (b), (c) or (d) below; (b) when delivered by hand (with written confirmation of receipt); (c) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid (for U.S. delivery only).  Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.1):

If to Strand and Strand Genomics:
Strand Life Sciences Private Limited
Kirloskar Business Park, 5th Floor
Bellary Road
Bengaluru, Karnataka 560024 India
Attn:  Thiru Reddy, Chief Financial Officer
Email:  thiru.reddy@strandls.com

Strand Genomics, Inc.
12635 East Montview Boulevard,
 Suite 370
Aurora, CO 80045
Attn: Thiru Reddy, Chief Financial Officer
Email:  thiru.reddy@strandls.com

with copies (which shall not constitute notice) to:
Baker & Hostetler LLP
45 Rockefeller Plaza
New York, NY 10111 USA
Attn:  Rajiv Khanna
Email: rkhanna@bakerlaw.com

                  and

Trilegal
The Residency
7th Floor, 133/1, Residency Road
Bangalore 560 025
Attn: Kosturi Ghosh
Email: kosturi.ghosh@trilegal.com

If to Venaxis:	1585 South Perry Street Castle Rock, CO 80104 USA Attn: Steve Lundy, CEO Email: slundy@venaxis.com
with a copy (which shall not constitute notice) to:	Ballard Spahr LLP 1735 Market Street, 51st FL Philadelphia, PA 19103 USA Attn: Mary J. Mullany Email: mullany@ballardspahr.com
Section 8.2              Interpretation.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.  The  Schedules and Annexes referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 8.3              Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 8.4              Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 8.5              Entire Agreement.  This Agreement and the other Transaction Agreements constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.  In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Agreements (excluding the Investment Agreements and the Share Sale Agreements), the Annexes and the Schedules, the statements in the body of this Agreement will control.  In the event of any inconsistency between the statements in the body of the Investment Agreements or the Share Sale Agreements and the body of this Agreement, the statements in the body of the respective Investment Agreement or Share Sale Agreement will control.
Section 8.6              Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.  Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.
Section 8.7              No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the Parties, and their respective successors and permitted assigns and except as set forth in Sections 2.5, 2.6, 5.12 and 8.8 of this Agreement, nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 8.8               Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party.  No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving.  No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.  No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  Without limiting the foregoing, no amendment to this Agreement shall be made between the First Closing and the Second Closing without the prior written consent of the Remaining Shareholders.

Section 8.9               Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)            This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York.
(b)            THE PARTIES HEREBY CONSENT TO BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND IN THE ABSENCE OF SUCH FEDERAL JURISDICTION, THE PARTIES CONSENT TO BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF ANY COURT OF GENERAL JURISDICTION IN THE CITY OF NEW YORK NEW YORK, AND HEREBY WAIVE THE RIGHT TO ASSERT THE LACK OF PERSONAL OR SUBJECT MATTER JURISDICTION OR IMPROPER VENUE IN CONNECTION WITH ANY SUCH SUIT, ACTION OR OTHER PROCEEDING.  SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT GIVEN IN ACCORDANCE WITH SECTION 8.1 SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT.  THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)             EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.9(c).
Section 8.10            Specific Performance.  The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.11            Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
Section 8.12           Survival.  None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the First Closing. This Section 8.12 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the First Closing.
 [Signatures on the following page.]

IN WITNESS WHEREOF, the undersigned have executed this Master Agreement as of the date first written above.
VENAXIS: VENAXIS, INC. By: /s/ Stephen T. Lundy Name: Stephen T. Lundy Title: Chief Executive Officer and President

STRAND:

STRAND LIFE SCIENCES PRIVATE LIMITED

By:            /s/ Thiru Reddy
Name: Thiru Reddy
Title:  Chief Financial Officer

STRAND GENOMICS:

STRAND GENOMICS, INC.

By:            /s/ Thiru Reddy
Name: Thiru Reddy
Title:  Chief Financial Officer